UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Soliciting Material Pursuant to §240.14a-12

AXIS CAPITAL HOLDINGS LIMITED
(Name of Registrant as Specified In Its Charter)

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Notice of Annual General Meeting
of Shareholders and
2019 Proxy Statement
Your vote is important
Please vote by using the Internet, the telephone,
or by signing, dating, and returning the enclosed proxy card

March 28, 2019
Dear Shareholder:
You are cordially invited to attend the 2019 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda on Thursday, May 2, 2019 at 8:30 a.m. local time.
The attached Notice of Annual General Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual General Meeting. During the Annual General Meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte Ltd., will be present to respond to questions from shareholders.
Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. You may also vote over the Internet or by telephone by following the voting instructions printed on your proxy card. This will assure that your shares will be represented and voted at the meeting even if you do not attend.
Sincerely,
Michael A. Butt
Chairman of the Board

Notice of Annual General Meeting
of Shareholders
Thursday, May 2, 2019 at 8:30 a.m. local time
AXIS House 92 Pitts Bay Road Pembroke HM 08 Bermuda

1.
To elect the four Class III Directors listed herein to hold office until 2022;

2.
To approve, by non-binding vote, the compensation paid to our named executive officers;

3.
To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and

4.
To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Close of business on March 8, 2019
By Order of the Board of Directors,
Conrad D. Brooks
Corporate Secretary
March 28, 2019
This Notice of Annual General Meeting of Shareholders and Proxy Statement are being distributed or made available, as the case may be, on or about March 28, 2019. The Proxy Statement, the 2018 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2018 are available at https://materials.proxyvote.com/G0692U.
PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU ALSO MAY VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

 PROXY STATEMENT SUMMARY
AXIS Capital Holdings Limited 2019 Annual General Meeting
Thursday, May 2, 2019
8:30 a.m. local time
AXIS House
92 Pitts Bay Road
Pembroke HM 08
Bermuda
Directions to the 2019 Annual General Meeting may be obtained by contacting our Corporate Secretary at: +1.441.496.2600.

Definition	When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS” and “AXIS Capital” refer to AXIS Capital Holdings Limited.
Agenda	1. The election of the four nominees for Class III Directors as identified in this proxy statement.
2. The approval, by non-binding vote, of the compensation paid to our named executive officers.

3.
To appoint Deloitte Ltd. (“Deloitte”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

4. Such other business as may properly come before the meeting or any postponements or adjournments thereof.
Proxies Solicited By	The Board of Directors of AXIS Capital Holdings Limited. The Company will bear the cost of soliciting proxies for the Annual General Meeting.
First Mailing Date	We anticipate mailing the proxy statement on March 28, 2019.
Record Date	March 8, 2019. On the record date, there were 83,933,462 outstanding common shares entitled to vote at the meeting.
Voting
Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

Majority Vote Standard
Two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company constitutes a quorum. Abstentions and “broker non-votes” will be counted for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power for a proposal and has not received instructions from the beneficial owner. Under current New York Stock Exchange (“NYSE”) rules, the proposal to appoint Deloitte as our independent registered public accounting firm is considered a “discretionary” item. Therefore, there will be no “broker non-votes” on the approval of the appointment of Deloitte.
The affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the Annual General Meeting is required for: (i) the election of directors; (ii) the non-binding determination of the compensation paid to our named executive officers; and (iii) the appointment of Deloitte.

PROXY STATEMENT SUMMARY 1

In determining whether: (i) a director nominee has been elected by the shareholders; (ii) the compensation paid to our named executive officers has been approved; and (iii) the appointment of Deloitte has been approved, abstentions and “broker non-votes” (if applicable) will have no effect on the outcome of any of these proposals because such shares are not considered votes cast.
We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with the Board’s recommendations for each of the proposals contained in this proxy statement.

Proxies
We will vote signed returned proxies “FOR” (i) the election of each of the four nominees for Class III director; (ii) the approval, by non-binding vote, of the compensation paid to our named executive officers; and (iii) the appointment of Deloitte, unless you vote differently on the proxy card.

Revoking Your Proxy
Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also vote in person at the Annual General Meeting.

2018 Company Financial Performance
2018 net income available to common shareholders was $0.4 million and operating return on average common equity (“OROACE”)1 was 3.7%, as compared to ($416 million) and (5.4%), respectively, in 2017. Ex-PGAAP operating return on average common equity (“ex-PGAAP OROACE”)2 for the years ending 2018 and 2017 was 4.7% and (5.1%), respectively.
Diluted book value per common share (“DBVPS”) rose at an annual compounded rate of 8.3% from 2002 through 2018 and diluted book value per common share, adjusted for accumulated dividends declared, increased at a 10.1% annual compounded rate for the same period. DBVPS as of December 31, 2018 was $49.93 compared to DBVPS as of December 31, 2017 of  $53.88, a decrease of  $3.95. The decrease over the past twelve months was driven by unrealized investment losses reported in other comprehensive income and common share dividends declared.
The quarterly dividend was increased by 3% in December 2018 to $0.40 per share, representing the fifteenth consecutive annual dividend increase since we declared our first dividend following our initial public offering.

Executive Compensation Program
Key Features
•
OROACE and growth in DBVPS adjusted for dividends were the Company financial metrics used for evaluating cash bonus awards and equity awards, respectively. Total Shareholder Return will be the Company’s financial metric for evaluating performance of performance vesting equity awards granted in 2019;

1
OROACE is calculated by dividing non-GAAP operating income loss for the year by the average common shareholders’ equity determined by using the common shareholders’ equity balances at the beginning and end of the year. OROACE is a non-GAAP financial measure, as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure (ROACE) is provided in Appendix 1.

2
Ex-PGAAP OROACE, is calculated by dividing ex-PGAAP operating income (loss) for the year by the average common shareholders’ equity determined by using the common shareholders’ equity balances at the beginning and end of the year. Ex-PGAAP is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure (ROACE) is provided later in Appendix 1.

2 PROXY STATEMENT SUMMARY

•
The Annual Incentive Plan incorporates a business unit financial metric further enhancing the correlation between executive pay and performance;

•
Equity targets are based on target dollar amount, not a fixed number of shares or units, allowing for closer targeting of market pay levels;

•
Equity grants for our named executive officers (“NEOs”) and other senior executives are split evenly between performance-vesting and time-vesting awards;

•
Stock ownership guidelines apply to the Company’s senior officers and directors, in order to encourage a long-term focus in managing the Company;

•
Employment agreements for our NEOs do not have excise tax gross-up provisions and limit perquisites;

•
Executive compensation recoupment, or “clawback”, policy allows the Compensation Committee to recoup compensation paid to our NEOs under certain circumstances;

•
Insider trading policy prohibits all employees and directors from hedging the economic risk of owning AXIS stock or pledging AXIS stock for loans or other obligations;

•
Equity award agreements have “double-trigger” provisions, which provide for accelerated vesting of awards due to a change of control only if either AXIS terminates the executive’s employment without cause or the executive terminates his or her employment for good reason within two years following a change of control; and

•
Equity awards for staff  (excluding NEOs and senior executives) are generally settled 50% in cash at vesting in order to reduce the overall number of equity awards utilized, or burn rate, under our equity plan.

Corporate Governance Highlights
Corporate Governance continues to be an area of significant focus for our Board. In order to ensure that our corporate governance framework enables our Board to oversee the operation and strategic direction of our Company and carry out its responsibilities to shareholders, we regularly engage with our shareholders as well as governance organizations. In 2018, management reached out to and offered to speak with our major shareholders representing over 50% of shares outstanding to obtain their view on our executive compensation and corporate governance practices. These interactions help us to review our corporate governance principles and practices to ensure that they are appropriate in light of emerging practices and reflect our strong commitment to good corporate governance. Our current practices include the following, many of which are discussed in further detail throughout this proxy statement:
•
Majority vote standard for election of directors

•
No stockholder rights plan (“poison pill”)

•
Independent lead director

•
No “over-boarding.” None of our directors serve on the board of directors of more than three other publicly-held corporations

•
Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

•
Shareholder engagement

•
Majority independent Board and fully independent Audit, Compensation and Corporate Governance and Nominating Committees

•
Regular Board and Committee self-evaluation process

Prompt return of your proxy will help reduce the costs of re-solicitation.

PROXY STATEMENT SUMMARY 3

 PROPOSAL 1. ELECTION OF DIRECTORS
BOARD STRUCTURE
Our Board is divided into three classes, designated Class I, Class II and Class III. The term of office for each Class III director expires at this year’s Annual General Meeting to be held on May 2, 2019; the term of office for each Class II director will expire at the Company’s Annual General Meeting in 2020; and the term of office for each Class I director will expire at the Company’s Annual General Meeting in 2021. At each annual general meeting of the Company, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.
Four Class III directors are to be elected at the meeting to hold office until the Company’s Annual General Meeting in 2022. All of the nominees currently are directors. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board for election at the meeting. All nominees have consented to serve if elected. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.
Our Board has reviewed its classified board structure and continues to believe that this structure provides greater stability and continuity in the Board’s membership and in the direction and guidance that it provides to the Company’s management.
As compared with an annual election process, this approach promotes a long-term perspective to our strategic objectives and has proved beneficial to our CEO and executive management in establishing the Company’s short and long-term priorities. We believe that a classified election process remains in the best interests of our shareholders.
SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS
In order for the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishment in their chosen field of endeavor. The Corporate Governance and Nominating Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors are expected to bring a diversity of experiences, skills and perspectives to our Board. The Committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The Committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.
In addition, although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board does view diversity as a priority, and seeks representation in board composition across a range of attributes, including race, gender, age, ethnicity and national origin. The Committee has also undergone a robust evaluation and succession-planning process over the course of the last year, and engaged a third-party search firm to identify potential candidates. The Committee has emphasized the importance of diversity in its identification and consideration of potential director candidates. This emphasis has resulted in the appointment of three women to the Board over the past 12 months, who have a broad range of experience. The below table illustrates the Board’s commitment to selecting highly qualified and experienced leaders with varied yet complementary functional backgrounds.

4 PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTORS	Albert Benchimol	Michael Butt	Charles Davis	Robert Friedman	Christopher Greetham	Elanor Hardwick	Maurice Keane	Thomas Ramey	Henry Smith	Barbara Yastine	Wilhelm Zeller	Lizabeth Zlatkus
EXPERIENTIAL CRITERIA
Public Company Experience	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Digital Experience						✓				✓
Insurance Experience	✓	✓	✓		✓			✓		✓	✓	✓
Reinsurance Experience	✓	✓	✓		✓						✓
Finance Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓		✓	✓	✓	✓	✓		✓	✓
Banking Experience	✓		✓		✓		✓		✓	✓
Legal/Regulatory Experience				✓
COMPOSITION
Other Current Public Boards	0	0	2	1	0	0	0	0	0	3	1	2
Age	61	76	70	76	74	46	77	75	70	59	74	60
Tenure (Years)	7	16	16	16	12	0.3	16	9	14	0.6	9	0
Gender	M	M	M	M	M	F	M	M	M	F	M	F
(1)
Competencies with a “✓” indicate substantial professional experience.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth in “Director Nominees” and “Directors Continuing in Office” below. In particular, the Board considered the following:
•
Mr. Benchimol’s 37 years of experience in corporate finance, investments, the finance and insurance industry and his specific background as the Company’s Chief Executive Officer and President and, formerly, Chief Financial Officer;

•
Mr. Butt’s 52 years of insurance industry experience and expertise;

•
Mr. Davis’s distinguished career in investment banking and his extensive knowledge of corporate finance as well as his experience as a significant shareholder of insurance-related businesses;

•
Mr. Friedman’s expertise in corporate law and finance and his years of experience in the mergers and acquisitions arena;

•
Mr. Greetham’s significant experience as an investment analyst and portfolio manager as well as his extensive experience in asset management and the insurance industry;

•
Ms. Hardwick’s leadership positions in the financial services and FinTech industries, including her leading innovation across Deutsche Bank global business functions and supporting its digital strategy development;

•
Mr. Keane’s significant experience in banking and financial services, which includes service as the Group Chief Executive Officer of the Bank of Ireland;

•
Mr. Ramey’s extensive insurance industry knowledge and significant background in international insurance operations, acquisitions and management;

•
Mr. Smith’s background and extensive international banking experience, including his 31 year career with the Bank of Bermuda;

•
Ms. Yastine’s leadership roles in the financial services and risk management sectors, including her prior role as Chair, Chief Executive Officer and President of Ally Bank;

•
Mr. Zeller’s extensive global insurance and reinsurance background, management experience and knowledge, including his experience as the Chairman of the Executive Board of Hannover Re; and

•
Ms. Zlatkus’ leadership experience with insurance organizations, including her executive management background in finance, risk and operations during her 28 year career with The Hartford Financial Services Group.

In addition, in connection with the nominations of Messrs. Benchimol, Greetham, Keane and Smith for election as directors at the 2019 Annual General Meeting, the Board considered their valuable contributions to the Company’s success during their term of Board service.

PROPOSAL 1. ELECTION OF DIRECTORS 5

DIRECTOR NOMINEES
The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting.
Name	Age	Class	Position
Albert A. Benchimol	61	III	Chief Executive Officer and President
Christopher V. Greetham	74	III	Independent Director
Maurice A. Keane	77	III	Independent Director
Henry B. Smith	70	III	Independent Director
Albert A. Benchimol
Albert A. Benchimol was appointed President and Chief Executive Officer of AXIS Capital Holdings Limited in May 2012 and has served as a director since January 2012. Mr. Benchimol joined the Company as Executive Vice President and Chief Financial Officer in January 2011. He formerly served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010, and Chief Executive Officer of PartnerRe Ltd.’s Capital Markets Group business unit from June 2007 through September 2010. Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was previously with the Bank of Montreal from 1982 to 1989. In January 2019, Mr. Benchimol assumed the role as Chair of the Association of Bermuda Insurers and Reinsurers after serving as Vice-Chair from 2017 through 2018, and in February 2019, he was appointed as an External Member of the Council of Lloyd’s.

Christopher V. Greetham
Christopher V. Greetham has served as a director since October 2006. From 1996 to 2006, he served as Chief Investment Officer of XL Capital Ltd. From 1982 to 1996, Mr. Greetham was Chief Financial Officer of OIL Insurance Ltd. and President of OIL Investment Corporation Ltd. Between 1975 and 1982, Mr. Greetham served as an investment analyst and a portfolio manager at Bankers Trust Company.

Maurice A. Keane
Maurice A. Keane has served as a director since September 2002. Mr. Keane formerly was the Group Chief Executive Officer of the Bank of Ireland, a position he held from 1998 until 2002. He was Deputy Group Chief Executive Officer from 1991 through 1997, having been a Managing Director since 1983. He was a member of the National Pension Reserve Fund Commission from February 2007 until December 2014. He served as a director of Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation Limited) from the time of its nationalization in January 2009 until February 2013.

Henry B. Smith
Henry B. Smith has served as a director since May 2004. Mr. Smith served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006. Mr. Smith is the former Chief Executive Officer of the Bank of Bermuda Limited, a position he held from March 1997 until March 2004. He joined the Bank of Bermuda in 1973 as a management trainee and held various senior positions within the Bank of Bermuda, including Executive Vice President and Chief Operations Officer, Executive Vice President, Europe and Senior Vice President and General Manager, Retail Banking.

Recommendation of the Board
The Board recommends that you vote “FOR” the election of these nominees.

6 PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE
The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the meeting.
Name	Age	Class	Position
Michael A. Butt	76	I	Chairman of the Board
Charles A. Davis	70	I	Independent Director
Robert L. Friedman	76	II	Independent Director
Elanor R. Hardwick	46	I	Independent Director
Thomas C. Ramey	75	II	Independent Director
Barbara A. Yastine	59	I	Independent Director
Wilhelm Zeller	74	II	Independent Director
Lizabeth H. Zlatkus	60	II	Independent Director
Michael A. Butt
Michael A. Butt has served as Chairman of the Board or a director since September 2002. Mr. Butt has over 50 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was Chief Executive Officer and President of Mid Ocean Limited. From 1998 to August 2002, Mr. Butt was a director of XL Capital Ltd. Mr. Butt also is a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni. Mr. Butt also was the Chairman of the Association of Bermuda Insurers and Reinsurers from January 2008 through December 2009. In 2011, Mr. Butt was appointed as an Officer of the Order of the British Empire to commemorate his distinguished contributions toward the building of the Bermuda reinsurance industry and in 2019 was named by the International Insurance Society as its 2019 Insurance Hall of Fame Laureate.

Charles A. Davis
Charles A. Davis has served as a director since our inception. Since June 2005, Mr. Davis has been a member and the Chief Executive Officer of Stone Point Capital LLC (“Stone Point”). From 1998 until May 2005, he was with MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., serving as the Chief Executive Officer from 1999 to 2005 and Chairman from 2002 to 2005. He also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004. Prior to joining MMC Capital in 1998, Mr. Davis spent 23 years at Goldman, Sachs & Co., where, among other positions, he served as head of Investment Banking Services worldwide, head of the Financial Services Industry Group, a General Partner, a Senior Director and a Limited Partner. Mr. Davis is also a director of The Hershey Company and The Progressive Corporation.

Robert L. Friedman
Robert L. Friedman has served as a director since our inception. Since July 2012, Mr. Friedman has been a Senior Advisor of The Blackstone Group L.P. (“Blackstone”). From February 1999 to June 2012, he was a Senior Managing Director of that firm, and from January 2003 to August 2010 he was also its Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett LLP for 25 years, where he served as a senior member of that law firm’s mergers and acquisitions practice. Mr. Friedman is Chairman of the Board of Harrington Reinsurance Holdings Limited and serves as a director of YRC Worldwide Inc.

PROPOSAL 1. ELECTION OF DIRECTORS 7

Elanor R. Hardwick
Elanor R. Hardwick has served as a director since November 2018. Ms. Hardwick serves as Chief Digital Officer of UBS, leading the bank’s innovation and digitization activities across all business lines and functions globally. From 2016 to 2018, Ms. Hardwick served as Head of Innovation of Deutsche Bank, leading innovation across business lines and functions globally and supporting the company’s digital strategy development. Previously, she was Chief Executive Officer of Credit Benchmark Ltd., a FinTech start-up and provider of credit risk data, leading the company from its foundation in 2012. Prior to that, Ms. Hardwick held a succession of senior leadership positions at Thomson Reuters, including Global Head of Strategy, Investment and Advisory; Global Head of Professional Publishing; and Head of Strategy for Europe and Asia. Ms. Hardwick has also worked at Morgan Stanley International, Booz-Allen & Hamilton and the United Kingdom’s Department of Trade and Industry. She earned an M.B.A. from Harvard Business School and an M.A. from the University of Cambridge.

Thomas C. Ramey
Thomas C. Ramey was elected as a director in July 2009. Mr. Ramey was Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. He also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009. Prior to joining Liberty, he was President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG, and founder and President of an international healthcare trading company. He is currently a trustee of the Brookings Institution. Mr. Ramey was formerly a Director of The Warranty Group, the International Insurance Society, the Coalition of Services Industries and Chairman of the International Fund for Animal Welfare. He was also formerly a member of the Chongqing, China Mayor’s International Advisory Council.

Barbara A. Yastine
Barbara A. Yastine has served as a director since July 2018. Ms. Yastine previously served as Chair, President and Chief Executive Officer of Ally Bank from March 2012 to September 2015, and as Chief Administrative Officer of Ally Financial, overseeing the risk, compliance, legal and technology areas, and Chair of Ally Bank, from May 2010 to March 2012. Prior to joining Ally Financial, she served as a Principal of Southgate Alternative Investments, a start-up diversified alternative asset manager, beginning in June 2007. She served as Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citigroup and its predecessor companies. From September 2015 to June 2016, Ms. Yastine served as a director and Co-Chief Executive Officer of Lebenthal Holdings, LLC. In November 2017, Lebenthal and certain of its subsidiaries filed voluntary petitions for bankruptcy under Chapter 7 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Ms. Yastine currently serves as a member of the Board of Directors of First Data Corporation, Primerica Inc. and Zions Bancorporation. She received a BA in Journalism and an MBA from New York University.

Wilhelm Zeller
Wilhelm Zeller was elected as a director in July 2009. From 1996 to June 2009, Mr. Zeller served as the Chairman of the Executive Board of Hannover Re. Prior to joining Hannover Re, he was a member of the Executive Board of Cologne Re from 1977 through 1995. In 1995, he was also a member of the Executive Council of General Re Corporation, the new principal shareholder of Cologne Re. From 1970 through 1977, Mr. Zeller served as the head of the Casualty Department and International Department Non-Life at Zurich Insurance Company. A NACD board leadership fellow, he currently is a corporate director and consultant, serving as a director of EIS Group Ltd. and Willis Towers Watson.

Lizabeth H. Zlatkus
Lizabeth H. Zlatkus was appointed as a director in March 2019. Until her retirement from The Hartford Financial Services Group, Ms. Zlatkus held many senior leadership positions during her tenure from 1983 to 2011 including Chief

8 PROPOSAL 1. ELECTION OF DIRECTORS

Financial Officer and Chief Risk Officer of the firm and Co-President of Hartford Life Insurance Companies. She also served as Executive Vice President of two of The Hartford’s largest divisions, the international operations and the group life and disability divisions. Ms. Zlatkus currently serves as a director on the boards of Indivior PLC and Boston Private Financial Holdings, Inc. and sits on the Pennsylvania State University Business School Board, where she also served as Chair from 2012 to 2015, and is a member of The Connecticut Science Center Trustee Board, serving on its executive committee since 2012. Additionally, Ms. Zlatkus was formerly a director of Legal & General Group, Plc and Computer Sciences Corporation. She also previously served as Regulatory Chair for the North American Chief Risk Officers Council, as a member on the Hewlett Packard Financial Services Board of Advisors, as a member of the LOMA Board of Directors and as Trustee of the Connecticut Women’s Hall of Fame.

PROPOSAL 1. ELECTION OF DIRECTORS 9

 CORPORATE GOVERNANCE
CORPORATE GOVERNANCE HIGHLIGHTS
Corporate governance is an area of significant focus for our Board and is a critical component to our success in driving sustained shareholder value. Highlights of our corporate governance standards are provided below:
✓
Majority vote standard for election of directors.    Each director must be elected by a majority of votes cast, not a plurality.

✓
No “over-boarding”.   None of our directors serve on the board of directors of more than three other publicly-held corporations.

✓
Shareholder engagement.   We engage with our shareholders to better understand their perspectives.

✓
Regular Board and committee self-evaluation process.

✓
No hedging the economic risk of owning AXIS stock or pledging of AXIS stock for loans or other obligations.

✓
Independent lead director.

✓
Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting.

✓
Majority independent Board.    All of our directors are independent, except for our CEO and Chairman.

✓
Independent Audit, Compensation and Corporate Governance and Nominating Committees.

✓
Robust Code of Business Conduct.   AXIS is committed to operating its business with the highest level of ethical conduct and has adopted a Code of Business Conduct that applies to all employees and officers as well as the Board of Directors. Our Code of Business Conduct is available at www.axiscapital.com.

DIRECTOR INDEPENDENCE
Our Board currently consists of 12 directors, of whom ten are independent directors. The Board has affirmatively determined that each of Messrs. Davis, Friedman, Greetham, Keane, Ramey, Smith and Zeller and Mmes. Hardwick, Yastine and Zlatkus are independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. In addition, the Board had affirmatively determined that Cheryl-Ann Lister, who served as a director in 2018, was independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. Mr. Benchimol serves as our Chief Executive Officer and President and therefore is not independent. Similarly, because Mr. Butt was an employee of the Company until his May 3, 2012 retirement and also is a consultant to us, he is not independent under the NYSE listing standards. Mr. Butt continues to serve as Chairman of the Board in his capacity as a non-management director. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors.
With respect to Charles A. Davis, the Board reviewed his current relationship with Stone Point and assets that we currently have under management with affiliates of Stone Point. The Board determined that neither of these relationships constitute a material relationship with us as defined in the listing standards of the NYSE. For more details about this relationship and transactions, see “Certain Relationships and Related Transactions” below.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Chairman, Mr. Butt, received $500,000 in consulting fee payments in 2018 pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended. The consulting agreement was most recently amended on December 5, 2018 to extend the term of the agreement to the Company’s 2020 Annual General Meeting.
Charles A. Davis is the Chief Executive Officer of Stone Point. In the ordinary course of business, we have contracted with SKY Harbor Capital Management, LLC, an affiliate of Stone Point, for asset management services for certain of our short duration high yield debt portfolios. In 2018, we paid $2.4 million to SKY Harbor Capital Management, LLC. Additionally, we currently have $17.7 million invested in NXT Capital Senior Loan Fund II and $19.6 million invested in NXT Capital Senior Loan Fund III. The manager of these funds is an indirect subsidiary of NXT Capital Inc. Up until August 2018, investment funds managed by Stone Point indirectly owned approximately 43% of NXT Capital Inc. In August 2018, such investment funds sold their 43% indirect ownership interest in NXT Capital Inc. Management fees paid to NXT during 2018 totaled approximately $600,000.
We also have $50 million invested in the Freedom Consumer Credit Fund, LLC Series B. The manager of this fund is Freedom Financial Asset Management, LLC (“Freedom”) which is an indirect subsidiary of Pantheon Partners,

10 CORPORATE GOVERNANCE

LLC (“Pantheon”). Investment funds managed by Stone Point own approximately 14.5% of Pantheon. During 2018, fees paid to Freedom totaled $2.2 million.
Policies and Procedures for Transactions with Related Persons.   We analyze all transactions in which AXIS participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts promptly to our General Counsel. Also, as part of the agendas for each of our regular quarterly Board and Executive Management Committee meetings, we discuss any potential related person transactions.
In addition to the reporting requirements under the Code of Business Conduct and at our quarterly Board and Executive Management Committee meetings, to identify related person transactions, each year we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Any potential related person transactions are reviewed by our Corporate Governance and Nominating Committee, which pursuant to its charter is responsible for reviewing and approving any proposed transaction with any related person.
BOARD COMMITTEES
Our Board maintains Audit, Compensation, Corporate Governance and Nominating, Finance, Risk and Executive Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines, are available on our website at www.axiscapital.com. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board within the meaning of the NYSE listing standards, applicable SEC regulations and our Corporate Governance Guidelines.
Name	Audit	Compensation	Corporate Governance and Nominating	Finance	Risk	Executive	Independent Director
Albert A. Benchimol					Member	Member
Michael A. Butt						Member
Charles A. Davis				Chair	Member	Member	✓
Robert L. Friedman				Member	Member		✓
Christopher V. Greetham	Member	Member		Member	Chair		✓
Elanor R. Hardwick	Member				Member		✓
Maurice A. Keane	Member	Member	Chair				✓
Thomas C. Ramey	Chair	Member	Member				✓
Henry B. Smith	Member	Chair	Member			Chair	✓
Barbara A. Yastine	Member		Member		Member		✓
Wilhelm Zeller				Member	Member		✓
Lizabeth H. Zlatkus	Member			Member			✓
2018 Meetings	13	6	4	4	4	0

Audit Committee.   The Audit Committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The Committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the NYSE, our Corporate Governance Guidelines and under the Exchange Act. Our Board has determined that Mr. Ramey qualifies as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

CORPORATE GOVERNANCE 11

Compensation Committee.   The Compensation Committee establishes compensation for our Chief Executive Officer and certain other executives in light of our established corporate performance goals and makes recommendations to our Board with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is independent as defined in the listing standards of the NYSE. For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” and “2018 Directors Compensation” later in this proxy statement.
Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of our Board committees, overseeing the annual evaluation of the Board and its committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. The Committee also oversees our corporate social responsibility initiatives. Each member of this Committee is a non-management director and is independent as defined in the listing standards of the NYSE.
Finance Committee.   The Finance Committee oversees the finance function of the Company, including the investment of funds and financing facilities. It also is responsible for establishing our investment policies and guidelines, reviewing the selection of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants.
Risk Committee.   The Risk Committee assists the Board in its oversight of risks to which the Company is exposed and monitors our compliance with our aggregate risk standards and risk appetite. The Risk Committee also reviews compensation practices to determine whether our policies and plans are consistent with the Company’s risk framework and do not encourage excessive risk taking.
Executive Committee.   The Executive Committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law.
MEETINGS OF THE BOARD AND ITS COMMITTEES
Pursuant to our Corporate Governance Guidelines, we expect directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting, absent exigent circumstances. Our Board met five (5) times during the year ended December 31, 2018. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s)). Except for Mr. Davis, all of our directors then in office attended our 2018 Annual General Meeting.
MEETINGS OF NON-MANAGEMENT DIRECTORS
The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. In 2018, as part of the agenda for each of the four regularly-scheduled Board meetings, the independent directors met in executive session with the Lead Independent Director presiding at such meetings.
LEAD INDEPENDENT DIRECTOR
The Board believes that the role of Lead Independent Director enhances effective governance. Mr. Smith currently serves as Lead Independent Director. In addition to presiding at executive sessions of the non-management directors as well as all meetings at which the Chairman is not present, the Lead Independent Director’s duties include:
•
providing input on meeting scheduling, agendas and information that is provided to the Board;

•
acting as a liaison between the independent directors and the Chairman;

•
recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and

•
consulting and communicating with major shareholders on a per request basis.

BOARD LEADERSHIP STRUCTURE
The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company’s particular circumstances at a given point in time. For our Company, the Board continues to believe that separating the Chief Executive Officer and Chairman

12 CORPORATE GOVERNANCE

positions is the appropriate leadership structure and is in the best interests of our shareholders. In addition, the Board also believes that AXIS’ leadership structure does not affect the Board’s role in risk oversight of the Company. Accordingly, Mr. Butt serves as our Chairman of the Board, while Mr. Benchimol serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, Mr. Butt’s attention to Board and committee matters allows Mr. Benchimol to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the year ended December 31, 2018, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.
CONSIDERATION OF DIRECTOR NOMINEES
The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting for the preceding year; provided, that, if the date of the annual general meeting is moved more than 30 days before or after the anniversary date of the annual general meeting for the preceding year, the deadline for giving written notice of the submission to our Secretary will instead be a reasonable time before we begin to print and mail our proxy materials. The notice must include:
•
the name, age and business and residence addresses of the candidate;

•
the principal occupation or employment of the candidate;

•
the number of common shares or other securities of the Company beneficially owned by the candidate;

•
all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•
the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our share register and the number of our common shares beneficially owned by the shareholder.
COMMUNICATIONS WITH BOARD OF DIRECTORS
Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.
RISK GOVERNANCE AND RISK MANAGEMENT ORGANIZATION
The key elements of our governance framework, as it relates specifically to risk management, are described below.
Board of Directors’ Level
The Risk Committee of the Board assists the Board of Directors in overseeing the integrity and effectiveness of our enterprise risk management framework, and ensures that our risk assumption and risk mitigation activities are consistent with that framework. The Risk Committee reviews, approves and monitors our overall risk strategy, risk appetite and key risk limits and receives regular reports from our Group Risk Management function (“Group Risk”) to ensure any significant risk issues are being addressed by management. The Risk Committee further reviews, with management and Internal Audit, our general policies and procedures and satisfies itself that effective systems of

CORPORATE GOVERNANCE 13

risk management and controls are established and maintained. Among its other responsibilities, the Risk Committee also reviews and approves our annual Own Risk and Solvency Assessment report. The Risk Committee assesses the independence and objectivity of Group Risk, approves its terms of reference and reviews its ongoing activities.
Following a recommendation by the Chief Executive Officer, the Risk Committee also conducts a review and provides a recommendation to the Company’s Board of Directors regarding the appointment and/or removal of the Chief Risk Officer. The Risk Committee meets with the Chief Risk Officer in separate executive sessions on a regular basis.
The Finance Committee of our Board oversees our investment of funds and adequacy of financing facilities. This includes approval of our strategic asset allocation plan. The Audit Committee of our Board, which is supported by our internal audit function, is responsible for overseeing internal controls and compliance procedures and also reviews with management and the Chairman of the Risk Committee our guidelines and policies regarding risk assessment and risk management.
Group Executive Level
Our management Executive Committee formulates our business objectives and risk strategy within the overall risk appetite set by our Board. It allocates capital resources and sets limits across the AXIS companies, with the objective of balancing return and risk. While the management Executive Committee is responsible overall for risk management, it has delegated some authority to the executive level Risk Management Committee (“RMC”).
The RMC is responsible for overseeing the integrity and effectiveness of our enterprise risk management framework and ensuring that our risk assumption and risk mitigation activities are consistent with that framework, including a review of the annual business plan relative to our risk limits. In addition to the RMC, the following separate yet complementary management committees and councils focus on particular aspects of our enterprise risk management and align efforts on the delivery of our strategy:
•
The Investment and Finance Management Committee oversees our investment activities by, among other things, monitoring market risks, the performance of our investment managers and our asset-liability management, liquidity positions and investment policies and guidelines. The Investment and Finance Management Committee also prepares our strategic asset allocation and presents it to the Finance Committee of the Board for approval.

•
The Capital Management Committee oversees the integrity and effectiveness of the AXIS capital management policies, ensuring the Company’s effective implementation of our annual Capital Management Plan, which is approved by the Finance Committee of the Board, and overseeing the availability of capital within the AXIS companies.

•
Our recently formed Business Council provides a company-wide view and challenge of underwriting exposures, steering portfolios in alignment with accumulation limits and management appetites. Reporting to the Business Council are the Cyber, Property and Credit Product Boards overseeing the exposure management frameworks and views of risk for our cyber, property and credit underwriting risks. Each Product Board contributes to portfolio management, setting underwriting guidelines and risk appetite, as well as encouraging general knowledge sharing.

•
Our recently formed Operations Council oversees business operations and assesses achievement of operational efficiencies across AXIS.

•
The Innovations Council, also recently formed, sets priorities for the promotion of the Company’s innovation initiatives in identifying digital transformation and operational efficiency themes to optimize our processes and foster an agile sustainable culture for a future ready AXIS.

•
The Reinsurance Security Committee sets out the financial security requirements of our reinsurance counterparties and approves our counterparties, as needed.

•
The Cyber, Property and Credit Product Boards oversee the exposure management frameworks and views of risk for our cyber, property and credit underwriting risks. Each product board contributes to portfolio management, setting underwriting guidelines and risk appetite, as well as encouraging general knowledge sharing.

•
The Internal Model Committee oversees our internal model framework, including the key model assumptions, methodology and validation framework.

•
The Operational Risk Committee oversees our operational risk framework for the identification, management, mitigation and measurement of operational risk and facilitates the embedding of effective operational risk management practices throughout AXIS.

14 CORPORATE GOVERNANCE

•
The Emerging Risks Committee oversees the processes for identifying, assessing and monitoring current and potential emerging risks.

Group Risk Management Organization
As a general principle, management in each of our business units is responsible in the first instance for both the risks and returns of its decisions. Management is the ‘owner’ of risk management processes and is responsible for managing our business within defined risk limits.
Our Chief Risk Officer reports to the Chief Financial Officer and the Chairman of the Board Risk Committee, leads our independent Group Risk function, and is responsible for oversight and implementation of our enterprise risk management framework as well as providing guidance and support for risk management practices. Group Risk is responsible for developing methods and processes for identifying, measuring, managing and reporting risk. This forms the basis for informing the Risk Committee and RMC of our risk profile. Group Risk develops our risk management framework and oversees the adherence to this framework at the group and operating entity level. Our Chief Risk Officer regularly reports risk matters to the Chief Financial Officer, Executive Management Committee, the RMC and the Risk Committee.
Internal Audit, an independent, objective function, reports to the Audit Committee of the Board on the effectiveness of our risk management framework. This includes assurance that key business risks have been adequately identified and managed appropriately and that our system of internal control is operating effectively. Internal Audit also provides independent assurance around the validation of our internal capital model and coordinates risk-based audits, compliance reviews, and other specific initiatives to evaluate and address risk within targeted areas of our business.
Our risk governance structure is further complemented by our Legal Department which seeks to mitigate legal and regulatory compliance risks with support from other departments. This includes ensuring that significant developments in law and regulation are observed and that we react appropriately to impending legislative and regulatory changes and applicable court rulings.
CODE OF BUSINESS CONDUCT AND CORPORATE GOVERNANCE GUIDELINES
Our Corporate Governance Guidelines, along with our Code of Business Conduct and the charters of the committees of our Board of Directors, provide a framework for the corporate governance of the Company addressing matters such as director qualification standards, director responsibilities and duties and compensation of our directors. Our Corporate Governance Guidelines and our Code of Business Conduct apply to all of our directors, officers and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller and are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE.
corporate social responsibility
The Company believes that one of its primary social missions is to give people the confidence to take necessary risks in the pursuit of their goals and ambitions, and one way it is committed to furthering this mission is through corporate social responsibility channels throughout 2019 and beyond. The Corporate Governance and Nominating Committee has oversight responsibilities for these activities and related policies. In particular, the Company has determined that, under the guidance of the Committee, it will enhance its corporate social responsibility efforts initially in four areas: environment, diversity and inclusion, philanthropy and advocacy.
Our People
At AXIS, investing in our people is a top priority and we consider employee development a long-term initiative. Our employees are strongly encouraged to develop critical capabilities that will aid in their professional and personal growth and propel their careers at AXIS. This enables us to elevate the level of service that we provide to our customers and partners and helps us to retain our top talent. We actively promote employee engagement to drive positive cultural change. The integrity, virtue, dedication, adaptability and expertise of our employees enables us to deliver on our strategic initiatives. Our people, through their interactions with our customers, distribution partners and fellow employees, differentiate us from our competitors.

CORPORATE GOVERNANCE 15

Development.    As part of our commitment to employee development, in 2018 we unveiled AXIS Academy, a learning and career development initiative. Through AXIS Academy, employees have access to various courses and resources targeted to promote professional and personal growth. Development is accelerated through feedback, coaching and collaborative stretch goals and experiences.
Diversity and Inclusion.    At AXIS, we see diversity as a strategic imperative that is core to our business and to our culture. This is because we believe that diversity enriches our perspective. By embracing our diverse backgrounds, we will be able to deliver on our Company’s aspiration to be bold, take risks, think big, and deliver value to our clients and communities. This includes striving to create an inclusive and welcoming culture where employees of all backgrounds and from all walks of life feel comfortable and empowered to be themselves and to bring their best thinking to work every day.
In 2018, AXIS accelerated efforts on its diversity and inclusion initiatives with a multi-pronged effort that includes employee education, recruitment/mobility, compensation planning, employee development, succession planning and community outreach, among other initiatives.
Focus on Equal Pay for Equal Work.   We provide competitive compensation and benefits through our Total Rewards Program. Our pay practices are designed to deliver equal pay for equal work. Our pay-for-performance approach to compensation begins with setting clear expectations with managers at all levels of the Company. The compensation process includes thorough analysis and reviews, with oversight from the most senior leaders at the Company. We are focused on analyzing gaps that exist or may exist in the future and will take concrete steps, where necessary. A key priority is to continue to attract, retain, develop and advance women and racial or ethnic minorities.
With a commitment to a high performance culture, reflecting inclusion and transparency, respect and fairness, and ongoing employee development, we will continue to lead with integrity and are taking actions to be the best place to work for our employees.

16 CORPORATE GOVERNANCE

 PRINCIPAL SHAREHOLDERS
DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information as of March 8, 2019 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided by these individuals:
•
Each person or group known to us to be the beneficial owner of more than 5% of our common shares

•
Each of our directors

•
Each of our NEOs

•
All of our directors and executive officers as a group

Directors and Executive Officers	Number of Common Shares(1)	Percent of Outstanding Common Shares(1)
Albert A. Benchimol	305,470	*
Michael A. Butt	979,507	1.2%
Charles A. Davis	38,314	*
Robert L. Friedman	63,314	*
Christopher V. Greetham	26,797	*
Elanor R. Hardwick	2,570	*
Maurice A. Keane	105,496	*
Thomas C. Ramey	14,124	*
Henry B. Smith	52,453	*
Barbara A. Yastine	2,755	*
Wilhelm Zeller	17,250	*
Lizabeth H. Zlatkus	1,561	*
Steve K. Arora	10,883	*
David S. Phillips	26,922	*
Peter J. Vogt	13,662	*
Peter W. Wilson	35,305	*
All directors and executive officers as a group (16 persons)	1,696,383	2.0%
Other Shareholders
The Vanguard Group(2)	7,422,036	8.9%
Pzena Investment Management, LLC(3)	6,816,149	8.2%
Vulcan Value Partners, LLC(4)	6,302,253	7.5%
T. Rowe Price Associates, Inc.(5)	5,427,973	6.4%
*
Less than 1%

(1)
Unless otherwise indicated, the number of common shares beneficially owned and percent of outstanding common shares are based on 83,933,462 common shares outstanding as of March 8, 2019. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)
The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 4 to Schedule 13G/A filed on February 11, 2019 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, and includes common shares beneficially owned as of December 31, 2018. Vanguard has sole voting power over 41,244 common shares and sole dispositive power over 7,378,119 common shares. Vanguard has shared voting power over 10,272 common shares and shared dispositive power over 43,917 common shares.

(3)
The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 4 to the Schedule 13G/A filed on February 1, 2019 by Pzena Investment Management, LLC (“Pzena”), 320 Park Avenue, 8th Floor, New York, NY 10022, and includes common shares beneficially owned as of December 31, 2018. Pzena has sole voting power over 3,021,196 common shares and sole dispositive power over 6,816,149 common shares.

PRINCIPAL SHAREHOLDERS 17

(4)
The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 3 to Schedule 13G/A filed on February 14, 2019 by Vulcan Value Partners, LLC (“Vulcan”) and Mr. C. T. Fitzpatrick, Chief Executive Officer/Chief Investment Officer/Principal of Vulcan, Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223, and includes common shares beneficially owned as of December 31, 2018. Vulcan has sole voting power over 5,696,190 common shares and sole dispositive power over 6,302,253 common shares.

(5)
The number of common shares beneficially owned and the information set forth below is based solely on information contained in Schedule 13G filed on February 14, 2019 by T. Rowe Price Associates, Inc. (“T. Rowe Price”),100 E. Pratt Street, Baltimore, MD 21202, and includes common shares beneficially owned as of December 31, 2018. T. Rowe Price has sole voting power over 1,684,898 common shares and sole dispositive power over 5,427,973 common shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the common shares and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports.
Based on our review of these reports, we believe that all of our directors, executive officers and shareholders who are required to file reports filed all such reports on a timely basis during the year ended December 31, 2018 with the exception of a single Form 4 on behalf of Mr. Benchimol which had initially been timely filed on May 22, 2018 and was subsequently amended and restated to provide information inadvertently omitted from the original Form 4 due to an administrative error.

18 PRINCIPAL SHAREHOLDERS

 EXECUTIVE OFFICERS
The table below sets forth certain information concerning our current executive officers:
Name	Age	Position
Albert A. Benchimol(1)	61	Chief Executive Officer, President and Director
Steve K. Arora	42	Chief Executive Officer, AXIS Reinsurance
David S. Phillips	50	Chief Investment Officer
Peter J. Vogt	55	Chief Financial Officer
Peter W. Wilson	59	Chief Executive Officer, AXIS Insurance
(1)
Mr. Benchimol’s biography is available under “Directors Continuing in Office”.

Steve K. Arora
Steve Arora joined AXIS in January 2018 as CEO of its reinsurance business. Mr. Arora came to AXIS from Swiss Re where he spent 18 years in a variety of senior positions, most recently as Head of Casualty Reinsurance and as a member of the Reinsurance Executive Committee. He has held positions in New York, Munich, London, Tokyo and Zurich, and his expertise crosses Finance, Risk Management, Underwriting, and General Management. In his most recent role at Swiss Re, Mr. Arora led a 250 person organization that spanned the Company’s global network of offices. Previously he served as President and Managing Director of Swiss Re Japan, where he had oversight of the Company’s entire Japanese platform. Mr. Arora held multiple positions at GE Insurance Solutions prior to its acquisition by Swiss Re.

David S. Phillips
David Phillips joined AXIS as Chief Investment Officer in April 2014. With more than 20 years of experience in investments, Mr. Phillips previously served as Head of Investments for PartnerRe where he had management and asset allocation responsibilities for public fixed income, public equities, private equities, and alternative fixed income. Prior to PartnerRe, he was the Director of Research and a Portfolio Manager at Oppenheimer Capital, an institutional money manager based in New York City. Mr. Phillips, CFA, received an MBA from the Wharton School of the University of Pennsylvania and an AB from Princeton University.

Peter J. Vogt
Peter Vogt was appointed Chief Financial Officer of AXIS Capital in January 2018. He previously served as the Company’s Deputy CFO from July 1, 2017 until his appointment as CFO in January 2018 and was also Chief Operating Officer of AXIS Insurance from 2013 to June 2017. Mr. Vogt joined AXIS in 2010 as CFO and COO of the Company’s Accident & Health business unit. Prior to AXIS, Mr. Vogt served as CFO of Penn Mutual Life Insurance Company. He also held the CFO role at CIGNA’s Group Insurance business. Mr. Vogt started his career at Hartford Life Insurance Company where, over nearly 14 years, he held a series of actuarial roles and eventually led sales, marketing and product development for its corporate retirement business. Mr. Vogt holds a BBA in Actuarial Science from Temple University and is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

Peter W. Wilson
Peter W. Wilson was appointed Chief Executive Officer of AXIS Insurance in April 2014. He joined AXIS in May 2013 as President of U.S. Insurance. Prior to joining the Company, Mr. Wilson served as President and Chief Operating Officer for CNA Specialty, a unit of CNA Financial Corporation, which is focused on professional and management liability, healthcare, surety and other specialized insurance products and services. During his more than 20-year tenure with CNA Financial Corporation, Mr. Wilson served in a number of leadership positions and had management responsibility for a diverse group of business units operating both in the U.S. and internationally. Prior to CNA, he served as an Executive Vice President at AIG, where he managed AIG’s commercial public D&O business in the U.S.

EXECUTIVE OFFICERS 19

 PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers as disclosed below. The language of the resolution, commonly known as a “Say on Pay” proposal, is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”
In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding our NEOs presented in the “Compensation Discussion and Analysis” section below as well as the discussion regarding the Compensation Committee Process, also below.
The Board has adopted a policy providing for annual Say on Pay advisory votes. Accordingly, the next Say on Pay vote will occur in 2020.
Recommendation of the Board
The Board recommends that you vote “FOR” the approval of the compensation paid to our NEOs.

20 PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

 COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
The Compensation Discussion and Analysis section which follows explains the Company’s executive compensation program as it relates to our named executive officers (the “NEOs”) whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Our NEOs for 2018 were:
Name	Title
Albert A. Benchimol	Chief Executive Officer and President
Steve K. Arora(1)	Chief Executive Officer, AXIS Reinsurance
David S. Phillips	Chief Investment Officer
Peter J. Vogt(2)	Chief Financial Officer
Peter W. Wilson	Chief Executive Officer, AXIS Insurance
(1)
Mr. Arora was appointed as CEO of Reinsurance on January 1, 2018.

(2)
Mr. Vogt was appointed CFO as of January 1, 2018. He previously served as the Chief Operating Officer of AXIS Insurance from 2013 through 2017 and was CFO and Chief Operating Officer of AXIS Accident & Health from 2010 to 2013.

This Compensation Discussion and Analysis is divided into the following sections:
Executive Summary
2018 Highlights — Execution on Long Term Strategic Plan
Fiscal year 2018 was a year of significant progress for the Company. We accelerated our strategy and positioned our business for long-term growth and profitability. This was achieved, in part, through improved full-year underwriting performance, both with and without the impact of catastrophes. Over the course of the year, we advanced our long-term strategic plan, which has positioned us to unlock our potential as a leader in specialty insurance and global reinsurance, and we took concrete measures to move toward our goal of achieving annual revenue of at least $10 billion and top-quintile industry profitability. In particular, we significantly advanced the following four strategic initiatives previously established:
•
Novae Integration.   A highlight of 2018 was the successful integration of Novae into our business. With the integration of Novae, we rose to a top-10 position at Lloyd’s. This gives AXIS greater leadership in specialty lines and increased relevance in the important London market for international specialty risk. Our forecast of integration expense synergies has increased from $50 million at the acquisition date to $60 million presently; $38 million in synergies were achieved in full year 2018.

•
Strengthening Operating Platform — Positioning the Company to Be Future Ready.   In 2018, we set the foundation for an ambitious plan to make our Company smarter, more agile and future-ready. To achieve this,

COMPENSATION DISCUSSION AND ANALYSIS 21

we accelerated our transformation program and made significant enhancements to our operating model. As part of this initiative, we merged our Accident & Health business units into our core Insurance and Reinsurance segments, introduced integrated functional models for IT and Finance functions and launched a Global Underwriting and Analytics unit to improve our ability to leverage data and analytics and optimize our portfolio for better results. We also enhanced the operating model for our Reinsurance business to help drive client focus and gain market leadership. These improvements to our operating platform have helped to position the Company to capitalize on sweeping business, economic and technological changes transforming the (re)insurance marketplace. Our actions strengthened our operating model enterprise-wide to make AXIS more nimble and agile. The savings we identified are funding investments in technology, data and analytics, and talent development. We expect that we should be able to achieve net savings of  $40 million over the 2017 expense levels by the end of 2020. By the fourth quarter of 2018, we had already achieved annualized savings of  $10 million.
•
Rebalancing the Portfolio.   In 2018, we continued to rebalance our portfolio to optimize our resources and business mix. Our guiding principles are the relevance of our business in the market and its current and future profitability and volatility. In 2019, we will continue to manage our program business. Examples of efforts we undertook in 2018 to rebalance our portfolio include the following: we moved to a single syndicate structure at Lloyd’s (AXIS Syndicate 1686), which enables us to more efficiently manage our London platform; we continued to grow our cyber and renewable energy businesses, while decreasing our exposure to agriculture and engineering, as well as certain marine lines; and we realigned our Accident & Health business into our Insurance and Reinsurance business segments.

•
Investing in Talent and Growing a High-Performance Culture.   We invested in recruiting top talent across a wide range of specializations from actuarial to underwriting and business development, as well as in developing and growing our top performers. Further, we took measures to grow a high-performance and purpose-driven culture, including advancing a comprehensive strategy for: 1) ensuring accountability around delivering results to plan; 2) driving elevated performance contributions; and 3) fostering the behaviors representative of a culture of collective achievement. Please see elements of our commitment to building a high-performance in “Corporate Governance” — “Our People” section earlier in this proxy statement.

In addition, we achieved the following in 2018:
•
Centers of Excellence.   We expanded our Data & Analytics Center of Excellence to help facilitate more informed decision-making and enable our professionals to focus on customer-centric activities, including enhancing the level of service that we provide to our clients and partners in distribution. We also scaled up our work in growth markets where AXIS holds leadership positions including Cyber and Technology and Renewable Energy.

•
InsurTech.   Our approach to the rapidly developing InsurTech space took further shape in 2018 to enable the Company to capitalize on the changes impacting the (re)insurance marketplace. This was highlighted by the launch of AXIS Digital Ventures, a new unit leading enterprise-wide efforts to partner with entrepreneurial companies focused on technology and data and analytics with high value (re)insurance applications, new product opportunities including emerging risks, and new distribution and (re)insurance business models.

•
Expansion of Strategic Capital Partnerships.   We continued to expand partnerships with strategic capital partners to better match the right risk with the right capital. As part of that, we continue to increase our third-party capital relationships. In 2018, we organized our risk funding unit under a single leadership, an approach embraced by few (re)insurance companies, and we partnered with multiple sources of capital. Our partnerships currently include Harrington Re, a reinsurance company that AXIS Capital launched with the Blackstone Group in 2016 to underwrite a multiline portfolio comprised of medium- and long-tail risks; AXIS Ventures Reinsurance Limited, a risk transfer entity used to transfer Property Catastrophe risk for managed accounts; and Alturas Re, a sidecar launched in 2019 that provides capital to property risks in the Insurance and Reinsurance segments. In 2018, we ceded approximately $778 million of premiums (up 59% from 2017) to our strategic capital partners.

•
Positive Total Shareholder Return Despite Historic Catastrophe Year.   The successful management of our business during another historic catastrophe year produced a total shareholder return of 7.8%, which exceeded the return of both the S&P 500 and S&P 500 P&C index.

•
Dividends.   We raised our dividend again this year, maintaining our history of increasing dividends every year.

Financially, we made progress, but nevertheless fell short of our financial goals given the fourth quarter losses due to the large amount of catastrophic events. The principal financial metric used to measure annual performance under our executive Annual Incentive Plan is “OROACE”. Following three consecutive quarters where the Company delivered double-digit ex PGAAP OROACE, our full-year results were marred by the catastrophic activity and

22 COMPENSATION DISCUSSION AND ANALYSIS

property losses in the fourth quarter, resulting in ex-PGAAP OROACE of 4.7% for the full year. For our long-term incentive plan, the key metric for performance measurement is diluted book value per common share adjusted for dividends over the three year period ending September 30, 2018. For the three year performance period ending September 30, 2018, diluted book value per share, adjusted for dividends grew 6.5%.
Pay and Performance
The success of our transformation initiatives will rely on the talents of our executive team to lead, embrace excellence and drive innovation. We believe we have the right team for this critical juncture in the history of our industry. With our strategic, transformational journey, our Compensation Committee (the “Compensation Committee” or “Committee”) is focused on maintaining pay for performance orientation, while ensuring that executives are aligned to shareholders and the Company’s long-term goals.
With that in mind, a substantial portion of our NEOs’ compensation is long-term, performance-based and “at risk.” The Committee defines “at-risk” compensation as variable pay that has both upside potential and downside risk depending on the Company’s performance.
•
The charts below illustrate the target mix of pay for our CEO and other NEOs for the 2018 performance year.

•
For our CEO, approximately 89% of his target compensation is performance-based.

CEO Pay and Alignment with Shareholders
Since a significant portion of our CEO’s compensation is provided in the form of equity, total shareholder return (“TSR”) has a strong impact on his compensation realized over time.
With respect to short-term incentives, the following chart illustrates how the CEO’s bonus over the past three years has aligned with our Company’s total shareholder return (“TSR”) performance. Despite Mr. Benchimol’s significant achievements and leadership, the Committee exercised its downward discretion in awarding his annual bonus for the second consecutive year.
(1)
OROACE and ex-PGAAP OROACE are non-GAAP financial measures, as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure (ROACE) is provided at Appendix 1. For 2017 and 2018, OROACE is presented on an ex-PGAAP basis due to the Novae acquisition.

COMPENSATION DISCUSSION AND ANALYSIS 23

Changes to Executive Compensation Program in 2019
The Committee is focused on ensuring that our executive compensation programs retain and motivate leaders who create long-term value for our shareholders. The Committee firmly believes that our programs should support our business strategy, while also adhering to our risk framework.
Our business strategy, markets in which we operate and peer companies have changed substantially since the inception of our long-term incentive plan. In light of these changes, the Committee was concerned that our approach to long-term incentive compensation was not sufficiently aligning our executives’ interests with those of our shareholders. Working with its independent compensation consultant, Farient Advisors LLC (“Farient”), the Committee sought to redesign a long-term incentive plan that continues to attract, retain and motivate executive talent while also considering:
•
The number of peer companies that write similar lines of  (re)insurance has declined due to substantial merger and aquisition activity.

•
Our business strategy is to actively reduce catastrophic volatility in our (re)insurance portfolio for greater profitability.

•
Each grant of Performance Restricted Stock Units (“PSUs”) has a three-year performance cycle. If one year has significant catastrophic activity, each individual three year grant will be negatively impacted. Since we provide annual PSU grants, this creates a compounded effect, meaning one historic catastrophic year will impact three outstanding vintages of PSUs.

As a result, the following changes were made to our Executive Long-Term Equity Compensation Program:
Compensation Program Changes	Rationale
Change performance metric for PSUs to relative TSR.
•
The use of relative TSR as the performance metric for the PSUs is designed to align payouts with shareholder value creation.

•
TSR is an objective, transparent measure that is aligned with shareholders.

•
Since a significant portion of our NEOs’ compensation is provided in the form of equity, TSR has a strong impact on the compensation realized by executives over time.

Revise performance scale for PSUs.
•
Maintain executives’ alignment to our long-term goals.

•
The prior PSU design impacts several cycles of awards in the event of a single year or quarter of catastrophic events, eliminating their retentive power.

•
The new leverage plan lowers the volatility of PSU payouts as the Company changes its focus to a less-volatile business.

Expand Performance Peer Group for assessing performance of PSUs.
•
The expanded Performance Peer Group:
 —

Addresses the reduced number of comparable peers due to merger and acquisition activity.
 —
Provides a statistically-robust sample to avoid potential relative payout anomalies that could occur with a smaller sample size.

•
Better represents AXIS’ global footprint by adding relevant international peers.

Eliminate three-year performance look back used to determine the grant pool size for time vesting RSUs.
•
Ensure that executives’ interests are aligned with the interests of our shareholders through the ownership of stock.

•
The removal of the look back simplifies the program and is consistent with market practice.
 —

The removal of the look back eliminates the possibility that new NEOs are awarded stock based on retrospective performance goals.

The Committee strongly believes these changes adhere to our philosophy of providing performance-oriented compensation that aligns the interests of management and our shareholders. Further, the Committee believes that these changes better align our long-term incentive plan with our business strategy and portfolio volatility.

24 COMPENSATION DISCUSSION AND ANALYSIS

SHAREHOLDER ENGAGEMENT AND SAY ON PAY
In 2018, the Committee considered the outcome of the shareholder advisory vote on 2017 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. At our 2018 annual shareholders meeting, over 90% of the votes cast approved the Company’s executive compensation programs and policies and the resulting compensation described in the 2018 Proxy Statement. Based on the level of support, the Committee determined that our shareholders support the Company’s compensation practices.
Below is a summary of the results of the Company’s shareholder advisory votes on executive compensation over the past three years.
Say On Pay History
2016	2017	2018
97.35%	97.29%	90.68%
We are committed to engaging with and listening to our shareholders. In 2018, management reached out to and offered to speak with our major shareholders representing over 50% of shares outstanding to obtain their view on executive compensation and corporate governance practices. In addition, ahead of our 2019 Annual Meeting, the Compensation Committee Chair and members of management plan to reach out to investors to further understand their perspectives on the Company’s executive compensation program. The Compensation Committee intends to continue to consider the views of our shareholders when designing, reviewing and administering the Company’s compensation programs and policies.
BEST PAY PRACTICES
Highlighted below are compensation practices that we maintained in 2018 to drive Company performance and align the interests of the Company’s executives with its shareholders:
What We Do	✓ Set robust goals, ensuring adequate stretch goals within our risk framework
✓ Link performance metrics to strategy to support shareholder value
✓ Retain downward discretion of incentive awards by our Compensation Committee
✓ Provide appropriate mix of fixed and variable pay to reward Company, business unit and individual performance
✓ Split equity awards between performance-vesting and time-vesting awards over 3- and 4-year periods
✓ Maintain stock ownership guidelines
✓ Maintain a Clawback Policy
✓ Retain an independent compensation consultant
✓ Engage in regular shareholder outreach

What We Don’t Do	✓ No hedging or pledging of AXIS stock
✓ No individual executive retirement plans
✓ No excessive executive perquisites
✓ No excise tax gross-ups upon change of control or termination
✓ No single-trigger vesting of equity-based awards upon change in control

COMPENSATION DISCUSSION AND ANALYSIS 25

Executive Compensation Philosophy and Key Features
We are a specialty insurer and global reinsurer that provides our clients and distribution partners with a broad range of risk transfer products and services and meaningful capacity, backed by excellent financial strength. Accordingly, it is critical that we recruit, retain and motivate the best talent in the global marketplace. To achieve these goals, we have designed our executive compensation programs to retain and reward leaders who create long-term value for our shareholders. The combination of fixed and variable compensation that we pay to our NEOs is structured to reward above-median performance with above-median levels of compensation and conversely, to provide below-median compensation for below-median performance. A large portion of our NEOs’ compensation is variable, or performance-based, and consists of annual incentive awards and long-term equity awards, while the fixed component of their compensation is designed to reflect their significant level of responsibility and overall contributions to our success. In addition to leading the Company’s day-to-day underwriting, investing or operating activities, our NEOs manage and lead a team of senior professionals that we believe is among the strongest teams in our industry. The successful management of our operations serves to maintain our capital and drive long-term shareholder returns. The primary consideration for our compensation decisions continues to be the assessment of our overall financial performance based on: (i) certain short-term and long-term financial metrics; and (ii) both business unit and individual performance.
Key Incentive Plan Metrics
The financial metrics in our incentive plans as reflected in the “Summary Compensation Table” were OROACE and growth in DBVPS adjusted for dividends as compared to our peers. As discussed in “Changes to Executive Compensation Program” above, TSR is the new metric used to measure performance vesting for our PSUs granted in 2019. The below chart describes these metrics and why we believe these metrics are important to the Company and our strategy.
Used In:
Metric	Annual Incentive Awards	Long-Term Incentive Awards	Why Metric is Important to AXIS and Our Strategy
OROACE	X
•
Our goal is to achieve top quintile OROACE to deliver value creation for shareholders; therefore, we have aligned our annual incentive program to this financial metric.

•
This metric reflects the rate of return the Company is earning on its capital and surplus.

•
Generally, the higher the return, the better the Company is making use of the funds invested by its shareholders, assuming risk is measured and managed appropriately.

Relative DBVPS Growth		X
•
P&C (re)insurance is a balance sheet business where book value and future business prospects (as measured by book value growth) imply business valuation. Higher and more consistent book value per share growth over time is an indication of effective and prudent use of capital and is shown to deliver value over time.

•
Our goal is to achieve top quintile value creation with industry average volatility reflecting effective and prudent use of capital. Growth in diluted book value per share is a good measure of how we are tracking relative to this goal.

•
Comparison to relevant peers ensures payouts are achieved only when AXIS outperforms similarly-situated companies.

Relative Total Shareholder Return (“TSR”)		X
•
Relative TSR measures shareholder value creation compared to a group of similarly-situated companies.

•
TSR explicitly links the senior executives’ incentive compensation to shareholder value.

•
Successful execution against long-term financial and strategic plans should drive an increase in TSR over the long-term.

•
Directly correlates to key performance metrics, for example, DBVPS and earnings growth.

Company and Individual Non-Financial Metrics
At the beginning of the year, the Committee approves the Company’s non-financial objectives. At the end of the year, our CEO evaluates and makes a recommendation to the Committee on the performance of the NEOs against

26 COMPENSATION DISCUSSION AND ANALYSIS

these objectives. The Committee in turn reviews the individual performance of each NEO, considers the recommendations from our CEO (except with regard to his own individual performance) and makes a final determination with respect to each element of each NEO’s compensation.
Elements of Executive Compensation
The following table lists the elements of compensation for our executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall Company, segment and individual performance using financial and non-financial measures the Committee believes are correlated to gains in shareholder value. The Committee establishes the performance measures and ranges of performance for the variable compensation elements.
	Element	Link to Shareholder Value
Fixed	Base Salary	• Attract and retain talented executives • Compensate executives for level of responsibility and experience
Performance-Based	Annual Incentive Awards
•
Incentive targets are tied to achievement of key annual financial and non-financial measures

•
NEOs are evaluated against established strategic initiatives important to driving profitable growth

•
Promote accountability

Performance-Based	Long-Term Incentive Awards
•
Foster a culture of ownership, aligning the long-term interests of our NEOs with those of our shareholders

•
Promote accountability and strategic long-term decision making

•
Retain key executives

BASE SALARY
Salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally reflecting the demands of the market for executive talent. A competitive salary allows us to attract and retain key staff.
Placement of our NEOs within a salary range is based on the market data for an individual’s position, the executive’s expertise and historical compensation, scope of role, geographic location, and the Committee’s determination of competitiveness and appropriate levels based on the CEO’s recommendations (other than with respect to his own salary).
For Mr. Benchimol, 2018 marked the sixth consecutive year in which he did not receive an increase in his base salary. In 2018, salaries of our NEOs remained unchanged from 2017, except for Mr. Wilson (whose insurance platform grew by over 30% with the integration of Novae, the largest acquisition in the Company’s history) and Mr. Vogt (who was newly appointed as CFO).

COMPENSATION DISCUSSION AND ANALYSIS 27

Annual Incentive Awards
Our Annual Incentive Plan is intended to provide for formulaic annual incentive payouts to our NEOs and serves as a critical tool for rewarding the achievement of our financial and strategic goals.
In order to achieve a competitive total compensation package, we established individual annual incentive targets expressed as a percentage of salary for each NEO. For our NEOs, except for Mr. Arora for his first year only, annual incentive targets are governed by the terms of their employment agreements, but are not guaranteed. With respect to Mr. Arora, the Company agreed that for the calendar year 2018, the bonus amount paid to him was not to be less than target. The individual annual incentive targets for our NEOs for 2018 are as follows:
Name	2018 Bonus Target
Albert A. Benchimol	175%
Steve K. Arora	125%
David S. Phillips	125%
Peter J. Vogt	100%
Peter W. Wilson	125%
Annual incentive compensation is determined based on OROACE, business unit financial metrics and individual non-financial metrics as follows:
Metric	Company Financial Metric (OROACE) Weighting	Business Unit Financial Metric Weighting	Non-Financial Weighting
CEO	70%	N/A	30%
Business Unit Leaders	35%	35%	30%
Corporate Function Leaders	60%	N/A	40%
Company Financial Performance Goals and Results
Each year, the Committee sets a target OROACE after considering the Company’s business plan and market conditions for the current year. The Committee also receives input from Farient as to the rigor and stretch inherent in the goals.
For 2018, our OROACE target within the bonus plan remained at 9%, which was higher than our actual 2017 ex-PGAAP OROACE of  (5.1%). This continues with AXIS’ history of setting challenging targets. The Committee evaluated OROACE on an ex-PGAAP basis. This resulted in a payout factor of 57% for the Company financial portion of the formula based on annual ex-PGAAP OROACE of 4.7%.
Annual Incentive Plan Goal Ranges (1)
	OROACE Achievement	Multiplier
Maximum	14%	200%
Target	9%	100%
Threshold	4%	50%
(1)
The table above sets forth the threshold, target and maximum OROACE, as well as the payout factor for the Annual Incentive Plan. To the extent that performance fell between the applicable threshold, target or maximum levels for OROACE, payouts were determined using linear interpolation.

(1)
OROACE and ex-PGAAP OROACE are non-GAAP financial measures, as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure (ROACE) is provided at Appendix 1. For 2017 and 2018, OROACE is presented on an ex-PGAAP basis due to the Novae acquisition.

The Committee retains discretion to adjust the calculation of OROACE to reflect extraordinary or one-time events that occurred prior to the end of the fiscal year. The Committee believes the goal range set provided appropriately challenging performance targets, while mitigating inappropriate risk-taking.

28 COMPENSATION DISCUSSION AND ANALYSIS

Business Unit Financial Goals and Results
Business unit financial goals are set and ultimately measured, based on comparing combined ratio relative to plan for the respective business unit, or in the case of Mr. Phillips, investment performance against a benchmark. With respect to the Insurance and Reinsurance segments, the drivers in the resulting combined ratio will also be evaluated in assessing achievement of the goal.
The business unit financial score for Insurance was earned at 15% of target based on falling short of the financial plan. The financial score for Reinsurance, which also did not fully achieve its goals, was rated at 30% of target. The investment portfolio performed above the benchmark, resulting in a score of 130% of target.
Non-Financial Performance Goals and Results
During 2018, each of our NEOs achieved or exceeded their non-financial goals and made significant progress on the Company’s strategic initiatives. The Committee considered the contributions and factors applicable to each NEO to determine the appropriate non-financial score. Following are the strategic accomplishments of each of our NEOs during 2018:
Albert A. Benchimol.   Mr. Benchimol has continued to position the Company to capitalize on sweeping business, economic and technological changes transforming the (re)insurance marketplace. In particular, in 2018, under Mr. Benchimol’s leadership, we strengthened our competitive position as a Top 10 player in many of our chosen markets, and — as a result of the integration of Novae — advanced our position in several lines. Novae elevated our status in the London market, made us a Top 10 insurer at Lloyd’s and a Top 5 player in many important and high-growth lines. In addition, through both the Novae integration and our transformation initiatives, the Company is on track to achieve significant cost savings — allowing for higher efficiency, profitability and investment in growth. In 2018, Mr. Benchimol accelerated our transformation program and made significant enhancements to our operating model. This included merging our insurance and reinsurance Accident & Health business units into our core Insurance and Reinsurance segments. The transformation of our operating model will help to improve agility, efficiency, data sharing and customer focus. As part of our transformation program, we also invested in innovation initiatives and in fostering an agile and high-performance culture. Mr. Benchimol remains focused on repositioning the portfolio, delivering less volatility and more value for our shareholders. Under his vision, Mr. Benchimol positioned the Company as a relevant leader in each of its chosen markets, well-poised for future growth and performance.
Despite Mr. Benchimol’s transformational achievements in 2018, the Committee reinforced the strong link between pay and financial performance and awarded Mr. Benchimol with an overall bonus of approximately 70% of target, reflecting a downward adjustment from the formula detailed below.
Albert A. Benchimol
2018 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
OROACE	57%	70%	39.9%	$1,925,000	$768,075
Non-Financial	150%	30%	45.0%		$866,250
TOTAL			84.9%		$1,634,325
ADJUSTED TOTAL			69.9%		$1,345,575
Steve K. Arora.   Mr. Arora’s employment agreement provided that for the calendar year 2018, the annual bonus amount paid to him was not to be less than target. His first year achievements were significant. In particular, Mr. Arora repositioned our Reinsurance segment to drive greater client satisfaction and employee interaction, while introducing new products and gaining share in under-penetrated markets. Toward that end, our Reinsurance segment launched a new client engagement model, including the formation of AXIS Re Strategic Partners, a unit that takes a more consultative approach in bolstering our value to key clients. The formula below reflects Mr. Arora’s payouts at target in line with his employment agreement for the first year.
Steve K. Arora
2018 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
OROACE	100%	35%	35.0%	$1,125,000	$393,750
Business Unit Financial	100%	35%	35.0%		$393,750
Non-Financial	100%	30%	30.0%		$337,500
TOTAL			100.0%		$1,125,000

COMPENSATION DISCUSSION AND ANALYSIS 29

The above reflects the annual bonus amount paid to Mr. Arora for calendar year 2018 pursuant to his employment agreement and is included in the “Bonus” column of the “Summary Compensation Table”.
David S. Phillips.   With respect to Mr. Phillips’ non-financial achievements, the Committee considered the extensive work in realigning the investment exposures of Novae and Aviabel into the strategic asset allocation, risk profile and objectives of the Company. In connection with these acquisitions, he successfully managed operational complexity by aggregating investment exposures under one system, facilitating ease of oversight and management. In repositioning the investment portfolios, Mr. Phillips reduced the cost of asset management fees of third party asset managers. Mr. Phillips has been a key advisor in developing the strategy of the Company’s transformation. He has been influential in our internal governance councils, as well as a thoughtful, analytical leader within our management Executive Committee.
A bonus was provided to Mr. Phillips based on the following formula:
David S. Phillips
2018 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
OROACE	57%	35%	20.0%	$718,750	$143,391
Business Unit Financial	130%	35%	45.5%		$327,031
Non-Financial	135%	30%	40.5%		$291,094
TOTAL			106.0%		$761,516
Peter J. Vogt.   With respect to Mr. Vogt’s non-financial achievements, the Committee considered, among other items, Mr. Vogt’s leadership in connection with the Company’s integration of Novae, Aviabel and Contessa, including the significant amount of work completed to create new financial reporting systems for integrated operations. Further, they noted his leadership in successfully closing a Reinsurance to Close agreement, resulting in discharging the liabilities associated with business underwritten by Novae in 2015 and prior years. This transaction resulted in a positive financial impact for the Company. With respect to transformation, Mr. Vogt led the restructuring of the finance function, and he took on new responsibilities including overseeing the Ceded Re, actuarial and risk functions. Under his leadership, he recruited new talent in senior roles as part of the transformation initiative.
A bonus was provided to Mr. Vogt based on the following formula:
Peter J. Vogt
2018 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
OROACE	57%	60%	34.2%	$550,000	$188,100
Non-Financial	160%	40%	64.0%		$352,000
TOTAL			98.2%		$540,100
Peter W. Wilson.   Of Mr. Wilson’s many achievements in 2018, his leadership in driving the successful integrations of Novae, Aviabel and Contessa was the most impactful to the Company. With the acquisition and integration of Novae, the Company rose to a top 10 position at Lloyd’s. In addition, Mr. Wilson implemented changes to our Insurance segment, including the newly created Global Cyber and Technology unit to deepen our leadership position in this key market. He also invested in enhanced underwriting — both by leveraging our existing tools and technology, such as our Future Insurance Platform, and by making additional investments in data and analytics-focused initiatives.

30 COMPENSATION DISCUSSION AND ANALYSIS

Despite the significant progress made by Mr. Wilson in 2018, the Committee reinforced the strong link between pay and financial performance and awarded Mr. Wilson an overall bonus of approximately 65% of target, reflecting a downward adjustment from the formula detailed below.
Peter W. Wilson
2018 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
OROACE	57%	35%	20.0%	$1,125,000	$224,438
Business Unit Financial	15%	35%	5.3%		$59,063
Non-Financial	160%	30%	48.0%		$540,000
TOTAL			73.2%		$823,500
ADJUSTED TOTAL			65.3%		$735,000
Long-Term Incentive Awards
We provided long-term incentive compensation to our NEOs through equity awards under our shareholder-approved 2017 Long-Term Equity Compensation Plan (the “2017 LTEP” or “Long-Term Equity Compensation Plan”). Equity awards are an especially valuable tool in linking the personal interests of our NEOs to those of our shareholders as the amount the executive will ultimately receive under these awards is determined by our stock price. A higher stock price benefits our shareholders and increases the value of our equity awards. In addition, the vesting requirement for our equity awards is a valuable retention tool that we consider to be very important in a competitive industry.
Under the Executive Long-Term Equity Compensation Program in place in 2018, two types of equity awards were granted to our NEOs: (a) time-vesting awards with performance-based adjustments at the time of grant (“RSUs”); and (b) performance-vesting awards with performance-based adjustments applied at the time of vesting (“PSUs”). These equity awards are summarized in the table below:
50% RSUs	50% PSUs
• Vests 25% per year over four years • The number of RSUs granted is based on three- year look-back for relative DBVPS
•
Vests in a single installment on the third anniversary of the grant date

•
The number of PSUs that ultimately vest is based on three-year relative DBVPS

•
Peer group is established at time of grant with performance measured after three years

2018 Equity Awards Reflected in the Summary Compensation Table (Relating to 2017 Performance)
With the exception of Mr. Arora who received a sign-on equity award upon joining the Company in January 2018, RSUs for the 2017 performance year were awarded at 85% of each NEO’s target, based on the relative DBVPS performance metric in place for our equity program. PSUs were granted at target, since performance will be measured over the forward-looking three-year period which will ultimately determine the number of PSUs that will ultimately vest. Equity-based incentives granted in 2018 for the 2017 performance year as shown in the table below are reflected in the “Summary Compensation Table”.

COMPENSATION DISCUSSION AND ANALYSIS 31

The Compensation Committee decided to award time-based RSUs in lieu of cash for the non-financial portion of bonuses for Messrs. Phillips, Vogt and Wilson as reflected in the “Summary Compensation Table”. The Committee believes that awarding equity recognizes performance for significant non-financial achievements during 2017 and is aligned with the long-term interests of our shareholders.
	2018 PSU and RSU Awards (Relating to 2017 Performance)
Name	RSUs ($)	PSUs ($)	RSUs in Lieu of bonus ($)	Total ($)(1)
Albert A. Benchimol	2,124,955	2,499,990	-	4,624,945
Steve K. Arora(2)	3,412,982	-	-	3,412,982
David S. Phillips(3)	305,954	359,977	586,484	1,252,415
Peter J. Vogt(3)	299,989	299,989	213,258	813,236
Peter W. Wilson(3)	382,466	449,984	494,962	1,327,412
(1)
Amounts represent the aggregate grant date fair value of PSUs, assuming target performance, and RSUs granted to our NEOs on February 6, 2018. The grant date fair value of each award is established at the fair market value of the Company’s common shares at the date of grant i.e. the closing share price of the Company’s common stock on February 6, 2018 of $48.89. For Mr. Arora, the grant date fair value of RSUs granted on January 1, 2018 was based on the closing share price of the Company’s common stock on that date of  $49.27.

(2)
Mr. Arora received time-based RSUs upon joining the Company in January 2018.

(3)
Messrs. Phillips, Vogt and Wilson each received an equity award in lieu of cash bonus for exceeding non-financial goals under our Annual Incentive Plan.

Long-Term Incentive Performance Goals (Relating to Awards Granted in 2018)
For equity awards granted in 2018 (relating to the 2017 performance year), the determination of RSU awards and ultimate vesting payouts for PSU awards was based on the following pre-determined criteria:
•
RSUs were determined based on a three-year look-back in growth in DBVPS adjusted for dividends as compared to our peers, measured as of September 30 of the performance year. Below are the maximum, target and threshold performance levels.

Performance Metrics for Determining Time-Based Awards Upon Grant
	DBVPS Percentile	Multiplier
Maximum	75%	125%
Target	50%	100%
Threshold	25%	75%
•
PSUs granted in 2018 have a performance period of September 30, 2017 through September 30, 2020. The number of PSUs that ultimately earned will be determined based on the look-forward growth in DBVPS adjusted for dividends as compared to our peers which are established at the time grant. Below are the maximum, target and threshold performance levels.

Performance Metrics for Determining the Number of Earned Award Units
	DBVPS Percentile	Multiplier
Maximum	85%	200%
Target	55%	100%
Threshold	Less than 25%	0%
The Committee regularly evaluates its executive compensation programs. In 2018, the Committee revised performance scales for PSUs, eliminating the Company’s “step” design and adjusting the Company’s performance goal ranges. After consulting with Farient, the Committee determined that these changes drive performance by making the top end of the scale a stretch yet achievable and balance this with providing no payment if threshold performance is not achieved. As discussed in “Changes to Executive Compensation Program” above, the Committee made further changes to the design of the program to further support our business strategy after a deeper assessment over the course of 2018.

32 COMPENSATION DISCUSSION AND ANALYSIS

Vesting of 2016 PSU Awards
The PSU awards granted in 2016 vested in March 2019, subject to the Company’s performance relative to its peer group. The performance period for the PSUs granted in 2016 was September 30, 2015 through September 30, 2018. As of September 30, 2018, the three year DBVPS growth ranked in the 50th percentile of the peer group that was determined at the time of grant. This resulted in a payout factor of 80%. The below table describes the number of shares actually earned by the NEOs based on this performance.
	PSUs Granted in 2016 Performance Period (September 2015 – September 2018)
Name	Number of Target PSUs Granted	Equity Incentive Plan Awards: # of PSUs Based on Performance
Albert A. Benchimol	46,468	37,174
Steve K. Arora(1)	N/A	N/A
David S. Phillips	6,691	5,353
Peter J. Vogt(1)	N/A	N/A
Peter W. Wilson	8,364	6,691
(1)
Messrs. Arora and Vogt did not receive PSU awards in 2016.

2019 Equity Awards
Long-term incentive awards are a key element of our compensation program for our NEOs. As discussed in changes to Executive Compensation Program in 2019 above, we decided to realign the Long-Term Equity Compensation Program. Because of the shift in our industry, the markets in which we operate and our own transformation, it was crucial to have a Long-Term Executive Compensation Program that continues to retain, motivate and align our executives to long-term decision making and long term shareholder value creation.
In accordance with this updated program, long term incentive awards for our NEOs were granted at target. For PSUs, performance will be measured over the forward-looking three-year period which will determine the number of units that will ultimately vest. With our transformation, the Committee is focused on ensuring that executives are aligned to shareholders and the Company’s long-term goals, which is why the Committee continues to award the majority of their compensation in the form of long-term equity.
In order to ensure alignment with the Company’s long-term strategy and to drive sustainable value creation, the Committee increased Mr. Benchimol’s equity award in 2019, while leaving all shorter-term components of his compensation flat. The Committee believes this increase was merited after considering competitive data from our Compensation Benchmarking Peers, the increased size and complexity of our business due to acquisitions, and the desire to further our pay for performance philosophy to drive sustainable value creation.
The Committee approved the following equity awards in January 2019 which will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” in next year’s proxy statement.
	2019 Equity Awards (Relating to 2018 Performance)
Name	RSUs ($)	PSUs ($)	Total ($)
Albert A. Benchimol	3,375,000	3,375,000	6,750,000
Steve K. Arora	700,000	700,000	1,400,000
David S. Phillips	360,000	360,000	720,000
Peter J. Vogt	475,000	475,000	950,000
Peter W. Wilson	500,000	500,000	1,000,000
Compensation Committee Process
Under our Compensation Committee’s charter, the Committee:
•
sets the CEO’s annual compensation after evaluating his performance relative to corporate goals and objectives established by the Committee each year;

•
approves annual compensation, as well as any initial offers of employment for our senior executives;

•
makes recommendations to the Board regarding compensation programs and policies affecting our executives as well as our other employees;

COMPENSATION DISCUSSION AND ANALYSIS 33

•
makes recommendations on the form and amount of director compensation;

•
approves all equity awards to our senior executives and establishes the pool for all other equity awards;

•
approves the design of our incentive and equity compensation plans and any changes or amendments to those plans;

•
considers the outcome of the shareholder advisory vote on executive compensation annually in connection with its determination of our NEOs’ compensation and the related programs; and

•
reviews and advises on executive development and succession plans.

The Committee generally receives proposals and information from our Chief Human Resources Officer, our CEO and our independent consultant for their consideration regarding executive compensation and director compensation. The Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but to date has not done so.
At the beginning of each calendar year, the Committee:
•
reviews the incentive plan results from the prior year;

•
approves equity awards and incentive cash payments for prior-year performance;

•
makes final determinations regarding salaries for the current year;

•
establishes the performance goals under the incentive plans for the current year;

•
reviews the performance of the Committee’s independent consultant;

•
conducts a self-assessment; and

•
approves the Compensation Committee’s report for our proxy statement.

Mid-year, the Compensation Committee reviews our independent compensation consultant’s report regarding our executive compensation program and reviews our compensation programs. This review assesses how our compensation programs compare to those of our compensation benchmarking peers and how our incentive plans support our business and talent strategies and link to shareholder value creation. In the fall of every year, the Compensation Committee reviews our director compensation program, recommends any needed changes to the director compensation program and conducts a preliminary assessment of our performance for the year. Our Compensation Committee meets at the beginning of each calendar year to determine compensation for our NEOs based on final audited year-end financial results.
Risk Management and Compensation
In line with the Company’s requirements for managing compensation risk, the Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. The Compensation Committee believes that AXIS’ executive compensation program does not encourage inappropriate risk-taking. Specifically, in 2018, the Company’s annual incentive and long-term incentive plans were tied to our OROACE and growth in DBVPS, respectively, aligning our shareholders’ short and long-term interests with the decision-making for our employees and NEOs.
Additionally,
•
the Committee retains downward discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations, as was the case in 2017 when no annual bonus was paid to our CEO and again in 2018 when his bonus was reduced by the Committee, or if our risk management policies or tolerances have been breached;

•
our executive compensation Clawback Policy ensures that our executives are not inappropriately rewarded in the event that we are required to restate our financial results;

•
our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders;

•
the Chairman of our Compensation Committee meets annually with our Risk Committee to review the Company’s compensation policies;

•
the Chairman of our Risk Committee is also a member of our Compensation Committee; and

•
our Compensation Committee retains an independent consultant, apart from any consultant retained by management, as discussed in detail below.

34 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Consultant
Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including the sole authority to approve the fees and any other retention terms for any such consultant or advisor. The Compensation Committee engaged Farient as its independent compensation consultant to assist in establishing compensation policies and programs. During 2018, Farient:
•
reviewed and advised the Compensation Committee on matters concerning compensation of the CEO and our other executive officers;

•
reported on all aspects of short- and long-term compensation program design, including incentive mix, measures and plan leverage;

•
reported on emerging trends and developments in executive compensation and corporate governance;

•
prepared quarterly formal presentations for the Compensation Committee regarding executive compensation;

•
prepared and advised on peer group;

•
prepared and reviewed compensation benchmarking analysis for each of the Company’s senior executives; and

•
reviewed and advised on director compensation.

Farient has not provided any services to the Company other than advising the Compensation Committee on director and executive compensation. Each year, Farient is required to submit a completed conflict of interest questionnaire to the Committee for the Committee’s evaluation of Farient’s independence including any conflicts of interest that may exist. The Committee has determined that Farient is independent and that no conflict of interest exists.
From time to time, management also engages its own external compensation consultant to advise on the Company’s compensation programs generally, prepare reports that compare our compensation programs to those of peer companies and help ensure the competitiveness and appropriateness of our compensation programs.
Peer Benchmarking
AXIS gives careful consideration to each element of total compensation. We also evaluate our competitive position with respect to our NEOs on a total direct compensation basis, which consists of base salary and short and long-term incentives. We consider market pay practices when setting executive compensation, as the Compensation Committee uses benchmarking from our peer group and other industry-specific compensation surveys as inputs into decision-making with respect to executive pay levels. Due to the use of relevant size, business model, and capitalization criteria to determine our peers, our Committee believes our compensation benchmarking peer group best reflects the marketplace for talent.
Annually, the Committee reviews the Company’s peer groups based on advice from Farient. The compensation peer group is used for benchmarking compensation levels and other key features of our executive compensation programs. In 2017, the Committee established a separate performance peer group to assess relative performance to determine vesting for performance-contingent equity awards. The performance peer group augments the compensation peer group with additional global (re)insurers. Our performance peer group recognizes that our marketplace for investment capital extends beyond the size parameters of our compensation benchmarking peer group.
In connection with the recent redesign of our long-term equity compensation program, the Committee considered the following factors when expanding our performance peer group:
•
The desire to utilize TSR as the performance metric to directly align with shareholders.

•
The need to address the reduced number of comparable peers due to merger and acquisition activity.

•
The appropriateness of having a statistically-robust sample of relevant peer companies to avoid potential relative payout anomalies that could occur with a smaller sample size.

•
The opportunity to incorporate international peers, representing the Company’s expanded global footprint.

It was important to ensure that the peer group included high-performing companies, setting a high benchmark for the Company.

COMPENSATION DISCUSSION AND ANALYSIS 35

In evaluating companies for inclusion in the performance peer group:
•
We considered companies within a broad list of public P&C insurers and reinsurers recognized by analysts in our sector as a starting point.

•
We did not include all companies within this list, modifying to get a more appropriate fit by removing companies with materially different business characteristics (for example, Florida Specialty, Brokerage, Personal Auto).

•
We then added international peers with similar business characteristics, operating footprints and capital structures.

Below is a summary of our peer companies:
Peer Groups(1)

2018 Compensation Benchmarking Peer Companies(2)
•
Alleghany Corporation

•
Arch Capital Group Ltd.

•
Argo Group International Holdings, Ltd.

•
Aspen Insurance Holdings Limited

•
Everest Re Group, Ltd.

•
Markel Corporation

•
Renaissance Re Holdings Ltd.

•
W.R. Berkley Corporation

Performance Peer Companies (In effect for 2019)
•
Alleghany Corporation

•
American Financial Group, Inc.

•
American International Group, Inc.

•
Arch Capital Group

•
Argo Group International Holdings, Ltd.

•
Chubb Limited

•
Cincinnati Financial Corporation

•
CNA Financial Corporation

•
Everest Re Group, Ltd.

•
Fairfax Holdings Limited

•
Hannover Ruck SE

•
The Hanover Insurance Group, Inc.

•
The Hartford Financial Services Group, Inc.

•
James River Group Holdings Ltd.

•
Kinsale Capital Group

•
Lancashire Holdings Limited

•
Markel Corporation

•
Munich RE

•
Old Republic International Corporation

•
ProAssurance Corporation

•
QBE

•
RenaissanceRe Holdings Ltd.

•
RLI Corp

•
RSA Insurance Group plc

•
SCOR SE

•
Selective Insurance Group

•
Swiss Re LTD

•
The Traveler’s Companies, Inc.

•
United Fire Group, Inc.

•
W.R. Berkley Corp

•
Zurich Re

Selection Criteria

•
Size-appropriate global (re)insurance companies

•
Underwrite similar lines of business with similar geographic breadth

•
Representative of the competitive marketplace for talent

•
Strong capitalization as indicated by A.M. Best rating

•
Global (re)insurance companies with similar geographic breadth

•
Relevant public P&C insurers and reinsurers

•
Relevant international company with similar P&C underwriting operations

•
Representative of the marketplace for investment capital

(1)
The 2018 Compensation Benchmarking Peer Companies were used to benchmark compensation practices during 2018. The Performance Peer Companies will be used to measure final performance for the PSUs granted in early 2019 (vesting in 2022).

(2)
In 2018, Allied World Assurance Company Holdings Ltd., Validus Holdings Ltd. and XL Group Ltd. were removed from the peer group due to recent acquisition activity.

36 COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Topics
Perquisites and Other Personal Benefits
Because our business is global and we are headquartered in Bermuda, many of our NEOs are required to relocate or to maintain a second residence or travel for business in order to work for us. To reduce the likelihood that this factor will discourage talented executive officers from joining AXIS, in some cases, we provide reimbursement for housing allowances to help defray the cost of maintaining a second residence or working in multiple locations. We also provide certain other perquisites and benefits, as well as the general health plan and other benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our NEOs with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS.
Severance Benefits
Although we do not maintain a general severance plan for our NEOs, each of our NEOs has rights upon termination of his employment under his employment agreement. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our NEOs’ job security, and it is to the benefit of AXIS and its shareholders to encourage the NEOs to seek out beneficial business transactions and to remain with us through the closing of the transaction, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in each of the employment agreements for our NEOs with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.
We provide our NEOs with benefits and severance payments if we terminate them without cause and in some cases if they voluntarily leave under certain circumstances. These benefits add a level of security to the NEO’s position. We believe these benefits are needed to attract and retain talented executives in our industry. These provisions encourage individuals to move from other firms in the industry and help attract individuals from outside of the industry to take a position in our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe these benefits are needed to remain competitive as an employer as it is a common feature in many of our competitors’ compensation programs. Furthermore, we provide these benefits in part so we can obtain valuable agreements from the NEOs to assign to us certain intellectual property rights, not to compete with us for a certain period of time after leaving, not to solicit our employees or customers after leaving and to maintain the confidentiality of our information. Moreover, providing termination payments allows us to obtain a release of claims from the NEO upon his or her departure from AXIS, which we consider a valuable benefit to us.
Restriction on Trading By Directors and Officers/Anti-Hedging and Pledging
The Company’s policy on insider trading generally permits directors and executive officers (including our NEOs) to engage in transactions involving the Company’s common stock and other securities only (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material non-public information. In addition, the Company’s policy on insider trading prohibits all employees and directors from engaging in hedging transactions with respect to the Company’s securities and also prohibits pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.
CLAWBACK policy
The Company has adopted a Clawback Policy relating to the recovery of executive compensation. Under the terms of the Company’s Clawback Policy, as currently in effect, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement and will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy is based on expected regulations to be issued by the U.S. Securities and Exchange Commission to fulfill aspects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Committee expects to revise this policy once final regulations are issued. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002, which remain in effect.

COMPENSATION DISCUSSION AND ANALYSIS 37

In addition, the 2017 Long-Term Equity Compensation Plan and Annual Incentive Plan provide that the Company has a right to recoup compensation in accordance with the Company’s the Clawback Policy and applicable law.
Stock Ownership Guidelines for DIRECTORS AND Executive Officers
We believe it is important to align the financial interests of our senior executives and directors with those of our shareholders. Accordingly, we have adopted guidelines which specify the minimum amount of AXIS securities that we expect our directors, NEOs and key senior management employees to own on a direct basis, meaning stock which is subject to market risk, not simply held under option. Our stock ownership guidelines require our CEO to hold AXIS securities with a value equal to a minimum of five times his annual base salary and require our NEOs to hold AXIS securities with a value equal to a minimum of three times their annual base salary. They have five years from the date of promotion or appointment to a position subject to the guidelines to meet the applicable minimum requirement. Directors are required to hold AXIS securities with a minimum value of  $500,000 and have from the later of five years from (i) December 4, 2015; or (ii) the effective date of their initial election as a director to comply with the guidelines. Annually, the Committee reviews compliance of our officers and directors with these guidelines. All of our senior executives and directors comply with the stock ownership requirements applicable to them.
U.S. Tax Considerations
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of  $1 million paid to certain executive officers, although for tax years prior to 2018, performance-based compensation arrangements could qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Section 162(m) was amended by the U.S. Tax Cuts and Jobs Act to eliminate the exception for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). For AXIS, Section 162(m) has had limited effect because our Company is headquartered in Bermuda and U.S. tax law only affects a portion of our income. Therefore, although we are aware of and have considered the impact of this rule when developing and implementing our executive compensation program, deductibility of compensation under Section 162(m) has not been a driving factor in the operation of our executive compensation program. We do not expect the changes to Section 162(m) to change our executive compensation practices prospectively.
OPPORTUNITY FOR SHAREHOLDER FEEDBACK
We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing.
Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at 92 Pitts Bay Road, Pembroke, Bermuda HM 08. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

38 COMPENSATION DISCUSSION AND ANALYSIS

 COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Henry B. Smith, Chairman
Christopher V. Greetham
Maurice A. Keane
Thomas C. Ramey

COMPENSATION COMMITTEE REPORT 39

 EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth compensation provided to: (i) each individual who served as a Chief Executive Officer of AXIS in 2018; (ii) each individual who served as a Chief Financial Officer of AXIS in 2018; and (iii) the other three most highly compensated executive officers serving at the end of the year ended December 31, 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Albert A. Benchimol CEO, President and Director	2018	1,100,000	-	4,624,945	1,345,575	734,276	7,804,796
	2017	1,100,000	-	5,374,920	-	767,547	7,242,467
	2016	1,100,000	-	4,999,957	1,950,025	672,177	8,722,159
Steve K. Arora CEO, AXIS Reinsurance	2018	900,000	1,125,000 (4)	3,412,982(5)	-	485,105	5,923,087
David S. Phillips Chief Investment Officer	2018	575,000	-	1,252,415	761,516	63,700	2,652,631
Peter J. Vogt Chief Financial Officer	2018	550,000	-	813,236	540,100	66,375	1,969,711
Peter W. Wilson CEO, AXIS Insurance	2018	900,000	-	1,327,412	735,000	96,656	3,059,068
	2017	800,000	-	967,447	-	80,200	1,847,647
	2016	800,000	-	899,966	929,000	86,041	2,715,007
(1)
For 2018, amounts represent the aggregate grant date fair value of the RSU and PSU awards granted in fiscal 2018, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 16 — “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The PSUs vest according to DBVPS growth at the end of a three-year performance period. The grant date fair value for the PSUs that will ultimately vest was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the PSU awards would be: Mr. Benchimol — $4,999,980; Mr. Phillips — $719,954; Mr. Vogt — $599,978; and Mr. Wilson — $899,981. Mr. Arora received time-based RSUs upon joining the Company in January 2018 and did not receive a PSU award.

(2)
Messrs. Phillips, Vogt and Wilson each received an equity award in 2018 in lieu of a cash bonus for exceeding non-financial goals under our Annual Incentive Plan for calendar year 2017. See “Elements of Executive Compensation — Long-Term Incentive Awards — 2018 Equity Awards Reflected in the Summary Compensation Table (Relating to 2017 Performance)”.

(3)
See “All Other Compensation for 2018 — Supplemental Table” below for details regarding these amounts.

(4)
The amount shown for Mr. Arora for 2018 represents the annual bonus amount that the Company agreed to pay for the calendar year 2018 pursuant to his employment agreement.

(5)
Represents RSUs issued to Mr. Arora upon his joining the Company in January 2018.

40 EXECUTIVE COMPENSATION

ALL OTHER COMPENSATION FOR 2018 — SUPPLEMENTAL TABLE
The following table describes the incremental cost of other benefits provided in 2018 that are included in the “All Other Compensation” column.
Name	Personal Use of Aircraft ($)(1)	Housing Allowance ($)	Retirement Contributions ($)(2)	Other Compensation ($)(3)	All Other Compensation ($)
Albert A. Benchimol	54,862	300,000	27,500	351,914	734,276
Steve K. Arora		300,000	90,000	95,105	485,105
David S. Phillips		-	57,500	6,200	63,700
Peter J. Vogt		-	27,500	38,875	66,375
Peter W. Wilson		-	90,000	6,656	96,656
(1)
This amount represents the incremental cost to the Company for the aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease cost for the aircraft, are not included. On certain occasions, a family member or guest may accompany the executive on a flight.

(2)
The amounts for Messrs. Benchimol and Vogt represent Company contributions under the AXIS 401(k) plan. The amounts for Messrs. Arora, Phillips and Wilson represent Company contributions under the AXIS 401(k) plan and the U.S. Supplemental Plan.

(3)
Other Compensation includes: (i) a cash payment in lieu of the Company’s contribution to the U.S. Supplemental Plan for Messrs. Benchimol ($103,125) and Vogt ($34,375); (ii) the value of the tax gross-up related to Mr. Benchimol’s housing allowance ($196,689); (iii) the cost of spousal airfare for Messrs. Benchimol and Wilson; (iv) the value of the tax gross-up related to the U.S. Supplemental Plan for Mr. Phillips, which is consistent with treatment for all participating employees; (v) the cost of executive physicals for Messrs. Benchimol and Vogt; and (vi) for Mr. Arora, the cost for legal fees in connection with his employment with the Company and for tuition costs including the value of related tax gross-up ($85,484).

EXECUTIVE COMPENSATION 41

GRANTS OF PLAN-BASED AWARDS IN 2018
The following table provides information on annual incentive payments and restricted stock awards granted in 2018 to each of our NEOs.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(6)			All Other Stock Awards: Number of Shares of Stock or Units (#)(10)	Grant Date Fair Value of Stock Awards ($)(11)
Name	Award Type	Grant Date(1)	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)	Threshold #(7)	Target #(8)	Maximum #(9)
Albert A. Benchimol	PSU	2/6/2018	-	-	-	-	51,135	102,270	-	2,499,990
	RSU(15)	2/6/2018	-	-	-	-	-	-	43,464	2,124,955
	Annual Incentive Award	N/A	-	1,925,000	3,850,000	-	-	-	-	-
Steve K. Arora	RSU(12)	1/1/2018	-	-	-	-	-	-	20,296	999,984
	RSU(13)	1/1/2018	-	-	-	-	-	-	48,975	2,412,998
	Annual Incentive Award(14)	N/A	-	-	-	-	-	-	-	-
David S. Phillips	PSU	2/6/2018	-	-	-	-	7,363	14,726	-	359,977
	RSU(13)	2/6/2018	-	-	-	-	-	-	11,996	586,484
	RSU(15)	2/6/2018	-	-	-	-	-	-	6,258	305,954
	Annual Incentive Award	N/A	-	718,750	1,437,500	-	-	-	-	-
Peter J. Vogt	PSU	2/6/2018	-	-	-	-	6,136	12,272	-	299,989
	RSU(13)	2/6/2018	-	-	-	-	-	-	4,362	213,258
	RSU(15)	2/6/2018	-	-	-	-	-	-	6,136	299,989
	Annual Incentive Award	N/A	-	550,000	1,100,000	-	-	-	-	-
Peter W. Wilson	PSU	2/6/2018	-	-	-	-	9,204	18,408	-	449,984
	RSU(13)	2/6/2018	-	-	-	-	-	-	10,124	494,962
	RSU(15)	2/6/2018	-	-	-	-	-	-	7,823	382,466
	Annual Incentive Award	N/A	-	1,125,000	2,250,000	-	-	-	-	-
(1)
Represents the date the awards were granted under our 2017 LTEP, the terms of which are summarized in the narrative below under “Executive Compensation - Long Term Equity Compensation Plans”. Grant date is not applicable to annual incentive awards.

(2)
Represents the bonus opportunity for each of our NEOs in 2018 pursuant to our Annual Incentive Plan. Actual amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above. Because we did not achieve threshold performance under the OROACE metric, we elected to grant Messrs. Phillips, Vogt, and Wilson RSUs in lieu of a cash bonus with respect to their achievement of their non-financial goals.

(3)
Amounts represent the minimum incentive bonus opportunity pursuant to our Annual Incentive Plan.

(4)
Amounts represent the annual target incentive bonus opportunity pursuant to each NEO’s employment agreement.

(5)
Amounts represent the maximum incentive bonus opportunity pursuant to our Annual Incentive Plan.

(6)
Messrs. Benchimol, Phillips, Vogt and Wilson received RSU and PSU awards. The PSUs vest in one installment on the third anniversary of the vesting commencement date, subject to the satisfaction of certain Company performance conditions.

(7)
Amounts represent the minimum number of PSUs awarded subject to performance vesting conditions.

(8)
Amounts represent the target number of PSUs awarded subject to performance vesting conditions.

(9)
Amounts represent the maximum number of PSUs awarded subject to performance vesting conditions.

(10)
Amounts represent the number of RSUs awarded. Vesting schedules are set forth in the “Award Type” column.

(11)
Amounts represent the grant date fair value of the equity awards calculated in accordance with Topic 718 using the assumptions discussed in Note 16 — “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The grant date fair value of the PSUs was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date.

(12)
The RSUs vest in a single installment on January 1, 2021.

(13)
The RSUs vest in three equal annual installments beginning on the first anniversary of the vesting commencement date.

(14)
Mr. Arora’s employment agreement provided that for the calendar year 2018, the annual bonus amount paid to him was not to be less than target.

(15)
The RSUs vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.

42 EXECUTIVE COMPENSATION

EMPLOYMENT AND OTHER AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
Albert A. Benchimol	The Company has entered into an employment agreement with Mr. Benchimol dated May 3, 2012, most recently amended on December 6, 2018.

In connection with the recent renewal of Mr. Benchimol’s employment agreement, no changes were made to material terms other than: (i) extending the term for five years to December 31, 2023; (ii) including a lump sum cash payment equal to the grant date fair value of his most recent long-term equity award in the event he is terminated without “Cause” or leaves for “Good Reason”; and (iii) clarifying that if any payments made in connection with his termination following a “Change in Control” were to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payments shall either be reduced so that no portion of any such payments would constitute an excess parachute payment, or shall be paid in full, depending upon which approach would result in his receiving the greatest amount of payments after taxes. In the case of the latter approach, Mr. Benchimol would be liable for any excise tax owed.

Under the employment agreement, Mr. Benchimol is entitled to: (i) an annual base salary of no less than $1,100,000; (ii) participation in our annual incentive plan at an annual bonus target of 175% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan; (iv) payment of severance in the event of the termination of Mr. Benchimol without “Cause” or his resignation from the Company for “Good Reason” as defined in the agreement; (v) a monthly housing allowance of  $25,000 for a residence in Bermuda; (vi) up to 30 hours of personal use of the Company aircraft each calendar year; (vii) participation in any employment benefit plans made available to our executives; and (viii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Benchimol’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 24 months from the date of any termination.

Steve K. Arora
Mr. Arora serves as the Chief Executive Officer of AXIS Reinsurance under an employment agreement dated July 5, 2017 for a term of service commencing January 1, 2018 to January 1, 2021 and is entitled to: (i) an annual base salary of no less than $900,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met, provided that for the calendar year 2018 the amount paid to him was not to be less than $1,125,000; (iii) participation in our long-term equity compensation plan with an annual target restricted stock unit award valued at $1,400,000, provided that for the calendar year 2018, Mr. Arora received (a) a sign-on equity award valued at $1,000,000; and (b) a one-time “make whole” equity award valued at an amount equal to the aggregate value of equity forfeited by Mr. Arora as a result of his termination of employment with his previous employer; (iv) for the calendar year 2018, a sign-on cash award in the amount of  $1,000,000; (v) participation in any employment benefit plans generally made available to our executives; and (vi) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Arora’s employment agreement also provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

Additionally, a 12-month notice period is required in the event Mr. Arora voluntarily terminates his employment with the Company and non-competition and non-solicitation provisions apply for a period of 12 months from the date of any termination under the employment agreement.

EXECUTIVE COMPENSATION 43

David S. Phillips
Mr. Phillips serves as the Company’s Chief Investment Officer under an employment agreement dated March 21, 2014 for a term of service that commenced on April 17, 2014 which automatically renews annually in December unless either Mr. Phillips or the Company provides six months’ prior written notice of nonrenewal to the other party, or Mr. Phillips is otherwise terminated under the employment agreement. Under the employment agreement, Mr. Phillips is entitled to: (i) an annual base salary of no less than $575,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target restricted stock unit award valued at $720,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Phillip’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a six (6) month notice period in the event Mr. Phillips voluntarily terminates his employment with the Company, a non-competition provision for a period of three (3) months from the date of Mr. Phillips’ voluntary resignation and a non-solicitation provision for a period of six (6) months from the date of termination of his employment for any reason.

Peter J. Vogt
Mr. Vogt serves as our Chief Finance Officer under the terms of an employment agreement dated December 11, 2017 for a term of service that commenced on January 1, 2018 to December 31, 2020 and is entitled to: (i) an annual base salary of no less than $550,000; (ii) participation in our annual incentive plan at an annual bonus target of 100% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target restricted stock unit award valued at $900,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. Additionally, the employment agreement provided for a one-time payment in the amount of $100,000, less applicable taxes and withholdings, for relocation expenses. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Additionally, Mr. Vogt’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreement also requires a 12-month notice period in the event Mr. Vogt voluntarily terminates his employment with the Company and non-competition and non-solicitation provisions which apply for a period of 12 months from the date of termination for any reason under the employment agreement.

Peter W. Wilson
Under the terms of an employment agreement dated June 23, 2014, Mr. Wilson serves as our Chief Executive Officer of AXIS Insurance for a term of service to December 31, 2019 and is entitled to: (i) an annual base salary of no less than $800,000 (which was increased to $900,000 beginning in 2018); (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an initial annual target restricted stock unit award valued at $900,000 (which was increased to $1,000,000 beginning in 2019); (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

44 EXECUTIVE COMPENSATION

Mr. Wilson’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

Additionally, a 12-month notice period is required in the event Mr. Wilson voluntarily terminates his employment with the Company and non-competition and non-solicitation provisions apply for a period of 12 months from the date of any termination under the employment agreement.

The Compensation Committee regularly reviews and may make changes to the value of compensation components, where needed, as described in the “Compensation Discussion of Analysis — Elements of Executive Compensation.”

EXECUTIVE COMPENSATION 45

LONG-TERM EQUITY COMPENSATION
Long-Term Equity Compensation Plans.   In 2018, we provided long-term incentive compensation through equity awards under our 2017 LTEP which was approved by our shareholders at our Annual General Meeting held in May 2017. The 2017 LTEP provides for awards to our employees, directors and consultants in the form of RSUs, PSUs, restricted shares, nonqualified stock options, incentive stock options, stock appreciation rights and other equity-based awards our Compensation Committee determines to be consistent with the purpose of the plan and in the interests of the Company. The Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. A minimum of one year vesting is required for at least 95% of all shares subject to awards granted under the 2017 LTEP, other than in connection with a change of control, or as a result of a participant’s qualifying retirement, death or disability. During 2018, the only equity awards granted to our NEOs were RSUs and PSUs.
Awards of RSUs and PSUs represent a promise to grant shares of our common stock once certain vesting conditions are met or after a certain passage of time, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. RSUs granted to our NEOs during 2018 vest (and the restrictions lapse) in four equal installments on the first, second, third and fourth anniversaries of the vesting commencement date, except for those RSUs awarded: (i) in lieu of bonus (which vest in three equal annual installments); and (ii) to Mr. Arora who has one RSU award vesting in a single installment on the third anniversary of the vesting commencement date and one RSU award vesting in three equal installments on the first anniversary of the vesting commencement date. PSUs granted to our NEOs during 2018 vest in a single installment on the third anniversary of the vesting commencement date, which is March 1 of the year of grant, if performance metrics are met. Vesting is fully accelerated upon the death or permanent disability of the participant or termination in connection with a change in control, as described below under “Potential Payments Upon Termination or Change in Control.” RSUs and PSUs awarded to our NEOs settle 100% in shares of our common stock. RSU and PSU award recipients receive accumulated dividend equivalents paid with respect to the underlying units only upon vesting.
ANNUAL INCENTIVE PLAN
Our Annual Incentive Plan provides performance-based annual cash bonuses for our NEOs and other members of our executive committee. For a full description of the funding for our Annual Incentive Plan, see “Compensation Discussion and Analysis” — “Annual Incentive Awards” above.
RETIREMENT BENEFITS
Each of our NEOs participate in our AXIS 401(k) Plan. Messrs. Arora, Phillips and Wilson also participate in our U.S. Supplemental Plan. The programs described below are available to all eligible employees.
In the United States, we maintain the AXIS 401(k) Plan under which all employees as participants may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2018, we made matching contributions equal to 100% of each participant’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $275,000 of each NEO’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. NEOs are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting after four years of service. Vested benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59-1/2.
We also maintain the U.S. Supplemental Plan in the United States which is designed to permit eligible employees to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to (i) make salary deferrals of up to 100% of their salary in excess of deferrals allowed under the AXIS 401(k) Plan; (ii) make additional deferrals from their bonus payments of up to 100%; and (iii) receive discretionary employer contributions. Each year, we make a discretionary contribution to all participants expressed as a percentage of the participant’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan.
Our RSU Retirement Plan rewards eligible long-term employees of the Company with outstanding equity awards upon retirement. Prior to the adoption of this plan in January 2017, outstanding equity awards were generally forfeited upon a voluntary termination of employment. In accordance with the plan, including the requirement that the employee execute a Confidentiality, Non-Solicitation and Non-Competition and Release Agreement, a retirement eligible employee’s outstanding equity awards may vest, or continue to vest upon the employee’s date of retirement. Generally, an employee is retirement eligible at age 60 or older with at least ten completed years of service. None of our NEOs are retirement eligible.

46 EXECUTIVE COMPENSATION

ADDITIONAL BENEFITS
Each of our NEOs are encouraged to participate in our Executive Health Program which entitles each of them to have an annual physical examination.
The Company permits personal use of corporate aircraft by certain of our executive officers. Mr. Benchimol is currently our only executive eligible for personal usage of the aircraft and his employment contract provides for up to 30 hours of personal usage per calendar year.
OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END
The following table sets forth information regarding all outstanding equity awards held by our NEOs.
	Stock Awards
Name	Grant Date	Number of Shares or Number Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of PSU Unearned Shares, Units or Other Rights That Have Not Vested ($)
Albert A. Benchimol	5/18/2015(1)	11,159	576,251	-	-
	2/2/2016(1)	23,234	1,199,804	-	-
	2/2/2016(2)	37,174	1,919,665	-	-
	1/31/2017(1)	33,686	1,739,545	39,056	2,016,852
	2/6/2018(1)	43,464	2,244,481	51,135	2,640,611
					Aggregate Market Value:
					12,337,209
Steve K. Arora	1/1/2018(3)	20,296	1,048,085	-	-
	1/1/2018(4)	48,975	2,529,069	-
					Aggregate Market Value:
					3,577,154
David S. Phillips	2/3/2015(1)	1,580	81,591	-	-
	2/2/2016(1)	3,346	172,787	-	-
	2/2/2016(2)	5,353	276,429	-	-
	1/31/2017(1)	4,851	250,506	5,624	290,423
	2/6/2018(1)	6,258	323,163	7,363	380,225
	2/6/2018(5)	11,996	619,473	-	-
					Aggregate Market Value:
					2,394,598
Peter J. Vogt	2/3/2015(1)	1,462	75,498	-	-
	2/2/2016(1)	2,788	143,972	-	-
	1/31/2017(1)	4,687	242,037	-	-
	5/1/2017(1)	6,263	323,421	-	-
	2/6/2018(1)	6,136	316,863	6,136	316,863
	2/6/2018(5)	4,362	225,254	-	-
					Aggregate Market Value:
					1,643,908
Peter W. Wilson	2/3/2015(1)	1,974	101,937	-	-
	2/2/2016(1)	4,182	215,958	-	-
	2/2/2016(2)	6,691	345,523	-	-
	1/31/2017(1)	6,063	313,093	7,030	363,029
	2/6/2018(1)	7,823	403,980	9,204	475,295
	2/6/2018(5)	10,124	522,803	-	-
					Aggregate Market Value:
					2,741,619
(1)
Represents RSUs that vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.

(2)
Represents PSUs, calculated at 80% payout, that vest in a single installment on March 1, 2019.

(3)
Represents RSUs that vest in a single installment on January 1, 2021.

EXECUTIVE COMPENSATION 47

(4)
Represents RSUs that vest in three equal annual installments beginning on the first anniversary of the vesting commencement date.

(5)
Represents RSUs issued in lieu of a bonus for 2018 that vest in three equal annual installments beginning on the first anniversary of the vesting commencement date.

OPTION EXERCISES AND STOCK VESTED IN 2018
The following table sets forth information regarding the amounts received by our NEOs as a result of the vesting of RSUs and PSUs held by our NEOs during the 2018 fiscal year. None of our NEOs acquired any shares as a result of the exercise of stock options.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Market Value Realized on Vesting ($)
Albert A. Benchimol	-	-	69,710	3,801,690(1)
Steve K. Arora	-	-	-	-
David S. Phillips	-	-	26,661	1,450,437(2)
Peter J. Vogt	-	-	8,196	414,748(3)
Peter W. Wilson	-	-	17,601	842,384(4)
(1)
Total shares vested for Mr. Benchimol consisted of:

35,707 PSUs granted on May 18, 2018 based on the closing price of our common stock on May 18, 2018 of  $57.79
11,158 RSUs granted on May 18, 2018 based on the closing price of our common stock on May 18, 2018 of  $57.79
22,845 RSUs granted on March 1, 2018 based on the closing price of our common stock on March 1, 2018 of  $47.86
(2)
Total shares vested for Mr. Phillips consisted of:

16,182 RSUs granted on May 1, 2018 based on the closing price of our common stock on May 1, 2018 of  $58.64
1,578 RSUs granted on March 1, 2018 based on the closing price of our common stock on March 1, 2018 of  $47.86
5,612 PSUs granted on March 1, 2018 based on the closing price of our common stock on March 1, 2018 of  $47.86
3,289 RSUs granted on March 1, 2018 based on the closing price of our common stock on March 1, 2018 of  $47.86
(3)
Total shares vested for Mr. Vogt consisted of:

6,110 RSUs granted on March 1, 2018 based on the closing price of our common stock on March 1, 2018 of  $47.86
2,086 RSUs granted on May 1, 2018 based on the closing price of our common stock on May 1, 2018 of  $58.64
(4)
Total shares vested for Mr. Wilson consisted of:

6,473 RSUs granted on March 1, 2018 based on the closing price of our common stock on March 1, 2018 of  $47.86
7,016 PSUs granted on March 1, 2018 based on the closing price of our common stock on March 1, 2018 of  $47.86
4,112 RSUs granted on March 1, 2018 based on the closing price of our common stock on March 1, 2018 of  $47.86

48 EXECUTIVE COMPENSATION

PENSION BENEFITS FOR 2018
We have no pension benefits for our NEOs.
NONQUALIFIED DEFERRED COMPENSATION FOR 2018
The following table sets forth information regarding our NEOs’ deferred compensation arrangements that are not tax qualified.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Albert A. Benchimol	-	-	-	-	-
Steve K. Arora	-	62,500	-	-	62,500
David S. Phillips	-	30,000	(8,366)	-	187,104
Peter J. Vogt	-	-	(11,882)	-	116,248
Peter W. Wilson	-	62,500	(12,213)	-	275,499
(1)
These amounts include contributions in the U.S. Supplemental Plan for Messrs. Arora, Phillips and Wilson and are included in the “All Other Compensation” column of the “Summary Compensation Table” for 2018. Employer contributions for the 2018 plan year were made in February 2019. Messrs. Benchimol and Vogt are not eligible to participate in the U.S. Supplemental Plan.

(2)
For Mr. Wilson, the amount reported in this column includes $53,500 that was included in the “All Other Compensation” column of the “Summary Compensation Table” for 2017 and $56,269 that was included in the “All Other Compensation” column of the “Summary Compensation Table” for 2016.

Each NEO’s own contributions under the U.S. Supplemental Plan are always fully vested. Company contributions vest based on the participant’s years of service at a rate of 25% per year with full vesting after four years of service is completed. The NEO’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and 10 years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes payments that would be made to our NEOs upon a change in control of AXIS or following termination of employment or upon the NEO’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any NEO participating in those plans. We then describe specific benefits to which each NEO is entitled, along with estimated amounts of benefits assuming a triggering event on December 31, 2018.
Long-Term Equity Compensation Plans.   Under the terms of our 2017 LTEP, as described above, upon the occurrence of a change of control, unless otherwise provided in an applicable agreement with the affected participant, the Committee may: (i) provide for the substitution or assumption of outstanding awards; (ii) accelerate the vesting or exercisability of outstanding awards; and/or (iii) make payments in consideration for the cancellation of outstanding awards. Our current award agreements contain a “double trigger” vesting provision under which awards will automatically vest upon a change of control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause, or (b) by the awardee with good reason, in each case within 24 months of the change of control.
Executive Employment Agreements.   Messrs. Benchimol, Arora, Phillips, Vogt and Wilson, collectively referred to as “Executives” for purposes of this summary are entitled to the benefits under their respective employment agreements upon termination of their employment.
In particular, the Executives’ employment will automatically terminate upon death, and we may terminate the Executives’ employment as a result of their disability if they are unable to work for 181 days in any 12-month period due to illness or injury. We may terminate the employment of Messrs. Arora, Vogt and Wilson without cause upon 30 days’ notice. We may terminate Mr. Benchimol’s employment without cause upon 12-months’ notice and may terminate Mr. Phillips’ employment without cause upon six months’ notice. The Executives may terminate their employment upon at least 12-months’ notice to us, except for Mr. Phillips whose notice period to us is six months. In addition, the Executives’ employment may be terminated as a result of either party declining to extend the term of their respective employment agreement.

EXECUTIVE COMPENSATION 49

Under each of the Executives’ employment agreements, we may terminate the Executives’ employment for cause upon the Executives’:
(i)
material breach of the terms of their employment;

(ii)
conviction for a felony or commission of any act which would rise to the level of a felony;

(iii)
commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(iv)
willful violation of our specific directives;

(v)
commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(vi)
willful failure to perform a substantial part of their duties; or

(vii)
breach of fiduciary duty.

Under each of the Executives’ employment agreements, except for Mr. Phillips, in the event the Executive is terminated for cause, the Executives are given 15 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in (ii), (iii) or (v) above.
Under the employment agreements, the Executives may terminate their employment for good reason if: (i) the scope of their respective position, authority or duties is materially adversely changed; (ii) their compensation is not paid or their base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in their employee benefits; (iii) they are required to relocate away from their current primary place of employment; (iv) they are assigned duties that are materially inconsistent with their position with the Company; (v) with respect to Mr. Benchimol, he is required to report to any person or entity other than the Board; (vi) with respect to Messrs. Arora and Vogt, they are required to report to anyone other than the CEO or any previously mutually agreed person; (vii) with respect to Messrs. Phillips and Wilson, they are required to report to anyone other than the CEO or any mutually agreed person; (viii) with respect to Mr. Benchimol, the Company fails to offer him continuing employment on terms no less favorable than set forth in his agreement at least six months before the end of his employment term; (ix) with respect to Messrs. Benchimol and Phillips, they provide the Company written notice of their intent to terminate their employment as a result of such event within 30 days of such event occurring and the Company does not make necessary corrections within the 30 day period; (x) with respect to Messrs. Arora and Wilson, they provide the Company written notice of their intent to terminate their employment as a result of such event within 60 days of such event occurring and the Company does not make necessary corrections within the 60 day period; and (xi) with respect to Mr. Vogt, he gives the Company written notice of his intent to terminate his employment as a result of such event within 60 days of such event occurring and the Company does not make necessary corrections within 45 days of such notice. In all cases, the Executives may terminate their employment no later than 10 days following the end of their respective notice periods.
In the event the Executives’ employment is terminated for any reason, they are entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination, any unpaid housing allowance, if applicable, accrued to the date of termination and reimbursement for reasonable relocation costs incurred within six months of termination.
In the event that the Executives’ employment is terminated due to death or disability, then their beneficiaries or they will be paid a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurred, except for Mr. Benchimol, whose beneficiary or he will be paid a cash lump sum amount equal to one year’s base salary and annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested RSUs and PSUs held by the Executives shall immediately vest.
In the event that the Executives’ employment is terminated by the Company without cause or by them with good reason, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol, who will be entitled to a lump sum amount equal to two year’s base salary, and Mr. Phillips, who will be entitled to a lump sum amount equal to .75 of his base salary for termination by the Company without cause and a lump sum amount equal to one year’s base salary for termination by him with good reason; (ii) an amount equal to the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol, who will be entitled to an amount equal to two times the higher of  (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, and Mr. Phillips, who will be

50 EXECUTIVE COMPENSATION

entitled to a lump sum amount equal to .75 of his annual bonus for termination by the Company without cause and a lump sum amount equal to his annual bonus for termination by him with good reason; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event they cease to be eligible for COBRA continuation coverage; (v) all outstanding and unvested RSUs and PSUs shall continue to vest on the applicable dates set forth in the applicable award agreements, except for Mr. Vogt whose outstanding and unvested RSUs and PSUs shall immediately vest; and (vi) with respect to Mr. Benchimol, a cash lump sum amount equal to his most recent annual equity award.
In the event that the Executives’ employment is terminated by the Company without cause or by them, in each case within 24 months following a change in control, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to two times the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to three times the higher of  (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Phillips; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event that they cease to be eligible for COBRA continuation coverage; (v) all outstanding and unvested RSUs and PSUs held by them shall immediately vest upon termination; (vi) with respect to Mr. Benchimol, a cash lump sum amount equal to his most recent annual equity award; and (vii) with respect to Messrs. Arora, Benchimol and Vogt, if any payments made in connection with their termination following a “Change in Control” were to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payments shall either be reduced so that no portion of any such payments would constitute an excess parachute payment, or shall be paid in full, depending upon which approach would result in their receiving the greatest amount of payments after taxes. In the case of the latter approach, they would be liable for any excise tax owed.
In the event that the employment agreement for Mr. Wilson is not renewed by the Company at the end of his respective term of employment and on at least as favorable terms and conditions, Mr. Wilson will be entitled to those benefits payable under a termination of employment by the Company without cause as described above.
Under the employment agreements, the Executives are required to execute a general release and waiver of claims against us and to resign from their positions upon termination of their employment for any reason. The Executives are subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 12 months after termination for any reason, except for: (i) Mr. Phillips who, in the event of his voluntary termination, shall be subject to a non-competition provision for a period of three months from the date of his voluntary termination and a non-solicitation provision for a period of six months from the date of termination for any reason; and (ii) Mr. Benchimol who is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 24 months after termination of employment. Additionally, the Executives are subject to ongoing confidentiality requirements.

EXECUTIVE COMPENSATION 51

The following table sets forth the termination and/or change in control benefits payable to each NEO under the benefits applicable to all executive officers as well as under each NEO’s applicable employment agreement, assuming termination of employment on December 31, 2018. With the exception of insured benefits, all termination payments will be made by us.
Name	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (1)
Albert A. Benchimol
Base Pay ($)	1,100,000	2,200,000	2,200,000
Separation Bonus ($)	1,925,000	6,579,650	8,906,975
Value of Equity Awards ($)(2)	12,337,209	12,337,209	12,337,209
Benefits and Perquisites: Medical, Dental, Vision ($)(3)	44,235	44,235	44,235
Cash Payments(4)	-	6,750,000	6,750,000
Total ($)	15,406,444	27,911,094	30,238,419
Steve K. Arora
Base Pay ($)	-	900,000	900,000
Separation Bonus ($)	1,125,000	2,250,000	3,375,000
Value of Equity Awards ($)(2)	3,577,154	3,577,154	3,577,154
Benefits and Perquisites: Medical, Dental, Vision ($)(3)	29,364	29,364	29,364
Total ($)	4,731,518	6,756,518	7,881,518
David S. Phillips
Base Pay ($)	-	431,250	575,000
Separation Bonus ($)	718,750	1,257,813	1,437,500
Value of Equity Awards ($)(2)	2,394,598	2,394,598	2,394,598
Benefits and Perquisites: Medical, Dental, Vision ($)(3)	31,050	31,050	31,050
Total ($)	3,144,398	4,114,711	4,438,148
Peter J. Vogt
Base Pay ($)	-	550,000	550,000
Separation Bonus ($)	550,000	1,100,000	1,650,000
Value of Equity Awards ($)(2)	1,643,908	1,643,908	1,643,908
Benefits and Perquisites: Medical, Dental, Vision ($)(3)	31,050	31,050	31,050
Total ($)	2,224,958	3,324,958	3,874,958
Peter W. Wilson
Base Pay ($)	-	800,000	800,000
Separation Bonus ($)	1,125,000	2,250,000	3,375,000
Value of Equity Awards ($)(2)	2,741,619	2,741,619	2,741,619
Benefits and Perquisites: Medical, Dental, Vision ($)(3)	21,181	21,181	21,181
Total ($)	3,887,800	5,812,800	6,937,800
(1)
Under the 2017 LTEP and each of our NEO’s employment agreements, a change of control generally occurs upon: (i) a person or group becoming the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, other than in connection with certain affiliated party transactions; (ii) our incumbent Board members, including those members approved by a majority vote of prior incumbent directors, ceasing to constitute a majority of the Board; (iii) a merger, reorganization or similar transaction involving us, other than certain transactions where (a) more than 50% of the combined voting power of the surviving entity continues to be owned by the same owners and in substantially the same proportions as prior to the transaction, (b) no person beneficially owns 50% of our combined voting power, and (c) at least a majority of the members of the board of directors of the successor entity were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction

52 EXECUTIVE COMPENSATION

occurs; or (iv) a complete liquidation or dissolution of our company, or the sale or other disposition of all or substantially all of our assets (or, in the case of our NEO employment agreements, the approval by our shareholders of such a transaction).
(2)
Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause or termination by each NEO for good reason. In the case of each NEO’s termination without cause by the Company or for good reason by the NEO after a change in control, unvested equity awards, including those subject to performance conditions, immediately vest. The aggregate value of unvested equity awards was calculated based on the closing price of our common stock on December 31, 2018 which was $51.64.

(3)
Value of continued coverage under medical, dental, vision assumes the Company is paying full cost of COBRA premiums for one year and is based on 2018 rates.

(4)
Represents lump sum cash payment equal to the grant date fair value of Mr. Benchimol’s most recent equity award pursuant to his employment agreement.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following reasonable estimate of the ratio of the median of the annual total compensation of all of our employees (except Albert A. Benchimol, our Chief Executive Officer and President (“CEO”)), to the annual total compensation of Mr. Benchimol, calculated in a manner consistent with Item 402(u). For 2018, our last completed fiscal year:
•
The median of the annual total compensation of all of our employees, excluding our CEO, was $144,168

•
The annual total compensation of our CEO was $7,804,796

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 54:1.
We determined that, as of October 1, 2018, our employee population consisted of approximately 1,600 individuals.
To identify our “median employee” from this employee population, we obtained from our internal compensation system, annualized base salary amounts for 2018 to each employee in the employee population. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. Base salary amounts for employees located outside the United States and compensated in currencies other than U.S. dollars were converted to U.S. dollars based on the foreign exchange rates as of December 31, 2018. We annualized the base salary amounts for any permanent employees in the employee population who were employed by us for less than the full fiscal year. We then ranked the resulting base salaries for all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this proxy statement.

EXECUTIVE COMPENSATION 53

 2018 DIRECTOR COMPENSATION
NON-MANAGEMENT DIRECTORS
The table below sets forth information regarding compensation earned by our non-management directors in 2018.
Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)	Total ($)
Michael A. Butt	364,863(2)	500,000(3)	864,863
Charles A. Davis	230,000	-	230,000
Robert L. Friedman	220,000	-	220,000
Christopher V. Greetham	317,000(2)	-	317,000
Elanor R. Hardwick	33,333	-	33,333
Maurice A. Keane	284,500(2)	-	284,500
Cheryl-Ann Lister	225,000	-	225,000
Thomas C. Ramey	262,500	-	262,500
Henry B. Smith	366,500(2)	-	366,500
Barbara A. Yastine	105,000	-	105,000
Wilhelm Zeller	220,000	-	220,000
Lizabeth Zlatkus	-(4)	-	-
(1)
Under the terms of our 2018 Directors Annual Compensation Program, the directors may elect to receive all or half of their 2018 annual board and committee service in AXIS common shares in lieu of cash, pursuant to individual elections. Unless otherwise noted, share amounts were derived using $49.42, the closing fair market value of our common stock on January 16, 2018 (the 10th trading day in January), pursuant to our 2018 Directors Annual Compensation Program. Messrs. Butt, Davis, Zeller and Ms. Lister elected to receive 100% of their annual board and committee service retainers in shares and received 7,082, 4,653, 4,451, 4,451 and 4,552 shares, respectively. Ms. Hardwick received 296 shares based on the closing fair market value of our common stock on November 1, 2018 ($56.29) per her election to receive 50% of her pro-rated annual board service retainer in shares. Mr. Keane elected to receive shares for 100% of his annual board service retainer and 50% of his annual committee service retainers resulting in the issuance of 4,375 shares. Mr. Smith received 4,046 shares based upon his election to receive 100% of his annual board service retainer in shares. Ms. Yastine elected to receive shares for 50% of her annual pro-rated board service retainer resulting in the issuance of 907 shares based on the closing fair market value of our common stock on July 2, 2018 ($55.11).

(2)
Each of the cash payments for Messrs. Greetham, Keane and Smith include $52,000 for their 2018 service on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE. Mr. Butt’s cash payment includes $14,863 for his Irish Board service through April 2018.

(3)
Mr. Butt received $500,000 in consulting fee payments pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended. The consulting agreement was most recently amended on December 5, 2018 to extend the term of the agreement to the 2020 Annual General Meeting.

(4)
Ms. Zlatkus joined our Board in March 2019 and will receive for her service the compensation described herein.

2018 DIRECTORS ANNUAL COMPENSATION PROGRAM
Our director compensation philosophy is to appropriately compensate our independent directors for the time, expertise, and effort required to serve as a director of an international (re)insurance company and to properly align the interests of our directors and long-term shareholders. Our director compensation program is reviewed annually by Farient, our independent compensation consultant, against our compensation benchmarking peer group. Understanding that the talent pool for qualified directors extends beyond this group, Farient also benchmarks our director compensation against a size-relevant group of financial services organizations. Although this competitive review is conducted annually, it is our practice to make changes to director pay periodically so that they can remain competitive for a longer period of time.
Our directors are compensated in the form of annual retainers for Board and Committee service. Directors may elect to receive common shares of the Company in lieu of all or 50% of their annual retainers by notifying the Company of their election prior to January 1 of the year for which the election will be effective. The number of common shares issued is based on the closing fair market value of the Company’s common shares on the tenth trading day in January.
Directors who also are employees do not receive compensation for their service. Non-management directors appointed after January 1 are entitled to pro-rated retainer(s) based on months of service in that year.

54 2018 DIRECTOR COMPENSATION

Pursuant to our Directors Annual Compensation Program, our non-management directors received an annual retainer of  $200,000 for service on the Board. Our non-management Chairman of the Board received an additional retainer of  $150,000. Our Lead Independent Director received an additional retainer of  $15,000. Directors received the following annual retainers for committee service during 2018:
Committee Member	Annual Retainer
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$10,000
Risk Committee	$10,000
Committee chairpersons received the following additional annual retainers:
Committee Chair	Annual Retainer
Audit Committee	$30,000
Compensation Committee	$15,000
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$10,000
Risk Committee	$20,000
In addition to compensation received for service on our Board, directors who serve on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, received an annual retainer in the amount of $40,000 for service as director plus $3,000 for each meeting attended.
Director Compensation for 2019.   In December 2018, our Board, based upon the recommendation of our Compensation Committee, revised our Directors Annual Compensation Program to require that 50% of the annual Board service retainer (including annual retainers for service as Lead Independent Director and non-management Chairman) be paid in AXIS common shares with the remaining 50% payable in either cash or AXIS common shares per the directors’ respective annual elections. The remaining provisions of our Directors Annual Compensation Program remain substantially unchanged. In addition, the Compensation Committee increased the minimum stock ownership requirement for directors to $500,000 from $300,000.
Highly Engaged Chairman.   The services provided by our Chairman expand beyond his responsibility for the leadership of our Board and for overall board effectiveness. Among other things, Mr. Butt:
•
Acts as a senior adviser to our CEO, segment CEOs and our management Executive Committee;

•
Provides guidance on director, executive officer and senior management professional development;

•
Represents AXIS at key industry events;

•
Assists with regulatory initiatives;

•
Performs an instrumental role in employee engagement, including advising on the culture of continuous development for our employees;

•
Advises on management succession planning; and

•
Acts as a key adviser on the Company’s corporate social responsibility initiatives, particularly in areas relating to the environment and the global insurance protection gap.

2018 DIRECTOR COMPENSATION 55

 EQUITY COMPENSATION PLAN INFORMATION
The following table presents information concerning our equity compensation plans as of December 31, 2018.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(3)
Equity compensation plans approved by security holders	1,642,805	-	2,824,592
Equity compensation plans not approved by security holders	-	-	-
Total	1,642,805	-	2,824,592
(1)
Includes 1,410,628 restricted stock units and 232,177 performance stock units granted under our 2007 and 2017 LTEP (unearned PSUs are reflected at target while 2016 PSUs are reflected at their final multiplier of 80%). This balance does not include 932,525 cash-settled restricted stock units or 26,827 cash-settled performance stock units.

(2)
There were no outstanding options at December 31, 2018.

(3)
Includes common shares available for issuance under our 2017 LTEP pursuant to awards of stock options, stock appreciation rights, restricted stock unit awards and other equity-based or equity-related awards.

56 EQUITY COMPENSATION PLAN INFORMATION

 AUDIT COMMITTEE REPORT
The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.
In performing its duties, the Audit Committee:
•
has reviewed our audited financial statements for the year ended December 31, 2018 and had discussions with management regarding the audited financial statements;

•
has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301 “Communications with Audit Committees”;

•
has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•
has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2018 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.
AUDIT COMMITTEE
Thomas C. Ramey, Chairman
Christopher V. Greetham
Elanor R. Hardwick
Maurice A. Keane
Henry B. Smith
Barbara A. Yastine

AUDIT COMMITTEE REPORT 57

 PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee and our Board have recommended the appointment of Deloitte Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.
Recommendation of the Board
The Board recommends that you vote “FOR” the appointment of Deloitte Ltd. as our independent registered public accounting firm and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

58 PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS

 PRINCIPAL ACCOUNTING FEES AND SERVICES
AUDIT AND NON-AUDIT FEES
Aggregate fees for professional services rendered for us by Deloitte Ltd. for the fiscal years ended December 31, 2018 and 2017 are set forth below.
	Fiscal Year 2018 ($)	Fiscal Year 2017 ($)
Audit Fees(1)	5,697,126	6,580,443
Audit-Related Fees(2)	89,870	79,220
Tax Fees(3)	71,225	45,053
All Other Fees(4)	-	39,712
Total	5,858,221	6,744,428
(1)
Audit fees for the years ended December 31, 2018 and 2017 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate, for the provision of opinions and consents relating to our filings with the Securities and Exchange Commission and the provision of comfort letters in relation to our debt offering in 2017.

(2)
Audit-related fees for the years ended December 31, 2018 and 2017 were for professional services rendered for the audit of our employees’ pension plans, as well as, for services in connection with the audit of our employers’ liability register in 2018.

(3)
Tax fees for the years ended December 31, 2018 and 2017, included $61,225 and $45,053 for tax consulting services and $10,000 and $0 for tax compliance services, respectively.

(4)
All other fees for the year ended December 31, 2017 related to regulatory preparation services.

The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte Ltd.’s independence and concluded that it was.
PRE-APPROVAL POLICY
In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2018 and 2017, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

PRINCIPAL ACCOUNTING FEES AND SERVICES 59

 SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
Shareholder proposals intended for inclusion in the Proxy Statement for the 2020 Annual General Meeting pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 27, 2019 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2020 proxy materials. If the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2020 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 10, 2020 or, if the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, a reasonable time before we mail our proxy materials for the 2020 Annual General Meeting, then the proxies designated by our Board for the 2020 Annual General Meeting may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

60 SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

 OTHER MATTERS
We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.
The proxies are solicited by our Board on our behalf for use at the 2019 Annual General Meeting and any adjournments or postponements thereof and we will bear the cost of the solicitation of proxies. We have engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $15,000. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telegram, telecopy, email, Internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.
WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

OTHER MATTERS 61

 Appendix 1
Non-GAAP Financial Measures Reconciliation
At and For the year Ended December 31, (in thousands)	2018	2017
Statement of Operations Data:
Net income (loss) available (attributable) to common shareholders	$396	$(415,779)
Net investment (gains) losses, net of tax(1)	138,576	(26,204)
Foreign exchange losses (gains), net of tax(2)	(33,496)	126,960
Transaction and reorganization expenses, net of tax(3)	55,904	23,879
Revaluation of net deferred tax asset(4)	-	41,629
Bargain purchase gain(4)	-	(15,044)
Operating income (loss)(5)	161,380	(264,559)
Amortization of VOBA and intangible assets, net of tax(6)	149,470	42,644
Amortization of acquisition costs, net of tax(7)	(101,628)	(26,443)
Ex-PGAAP operating income (loss)(8)	209,222	(248,358)
Return on Average Common Shareholders Equity:	2018	2017
Return on average common equity	-	(8.6%)
Operating return on average common equity(9)	3.7%	(5.4%)
Ex-PGAAP operating return on average common equity(10)	4.7%	(5.1%)
Average common shareholders’ equity	$4,410,668	$4,856,280
	2018
Annualized Return on Average Common Shareholders’ Equity:	Year ended	Nine months ended	Six months ended	Three months ended
Annualized return on average common equity	-	5.9%	6.9%	5.5%
Annualized operating return on average common equity(9)	3.7%	9.1%	10.1%	10.8%
Annualized ex-PGAAP operating return on average common equity(10)	4.7%	10.2%	11.3%	12.2%
(1)
Tax cost (benefit) of  $(12) million and $2 million for the years ended 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2)
Tax cost (benefit) of  $(4) million and $(8) million for the years ended 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

(3)
Tax cost (benefit) of  $(11) million and $(3) million for the years ended 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

(4)
Tax impact is nil.

(5)
Operating income (loss) is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the table above. A discussion of the rationale for the presentation of non-GAAP financial measures is included later in this report.

(6)
Tax cost (benefit) of  $(35) million and $(10) million for the years ended December 31, 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

(7)
Tax cost (benefit) of  $24 million and $6 million for the years ended December 31, 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

(8)
Ex-PGAAP operating income (loss) is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure is presented in the table above. A discussion of the rationale for the presentation of non-GAAP financial measures is included later in this report.

(9)
Annualized operating return on average common equity is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to annualized return on average common equity, the most comparable GAAP financial measure, is presented in the table above. A discussion of the rationale for the presentation of non-GAAP financial measures is included later in this report.

(10)
Annualized ex-PGAAP operating return on average common equity is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to annualized return on average common equity, the most comparable GAAP financial measure, is presented in the table above. A discussion of the rationale for the presentation of non-GAAP financial measures is included later in this report.

62 Appendix 1

Non-GAAP Financial Measures
We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this report, we present operating income (loss), annualized operating return on average common equity (“operating ROACE”), ex-PGAAP operating income (loss) and annualized ex-PGAAP operating ROACE, which are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Operating Income (Loss)
Operating income (loss) represents after-tax operational results exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), transaction and reorganization expenses, revaluation of net deferred tax asset and bargain purchase gain.
Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.
Foreign exchange losses (gains) in our Consolidated Statements of Operations primarily relate to the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income (loss) and foreign exchange losses (gains) realized upon the sale of these investments in net investment gains (losses). These unrealized and realized foreign exchange losses (gains) generally offset a large portion of the foreign exchange losses (gains) reported separately in net income (loss) available (attributable) to common shareholders, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As a result, the foreign exchange losses (gains) in our Consolidated Statement of Operations in isolation are not a fair representation of the performance of our business.
Transaction and reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from operating income (loss).
The revaluation of net deferred tax asset (“DTA”) represents a tax expense recognized in the fourth quarter of 2017 related to the revaluation of our net DTA, following the reduction in the U.S. corporate income tax rate from 35% to 21% enacted as part of the Tax Cuts and Jobs Act of 2017 (“U.S. Tax Reform”). The nature and timing of the tax expense associated with the U.S. Tax Reform is not related to the underwriting process therefore, this expense is excluded from operating income (loss).
Bargain purchase gain, recognized upon the acquisition of Aviabel, reflects the excess of the fair value of the net identifiable assets acquired over the fair value of consideration transferred and is not indicative of future revenues of the company, therefore, this revenue is excluded from operating income (loss).
Certain users of our financial statements evaluate performance excluding after-tax net investment gains (losses), foreign exchange losses (gains), transaction and reorganization expenses, revaluation of net deferred tax asset and bargain purchase gain to understand the profitability of recurring sources of income.
We believe that showing net income (loss) available (attributable) to common shareholders exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), transaction and reorganization expenses, revaluation of net deferred tax asset and bargain purchase gain reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the Non-GAAP Financial Measures Reconciliation section of this report.
We also present annualized operating ROACE, which is derived from the operating income (loss) measure and is reconciled to the most comparable GAAP financial measure, annualized return on average common equity (“ROACE”), in the Non-GAAP Financial Measures Reconciliation of this report.

Appendix 1 63

Ex-PGAAP Operating Income (Loss)
Ex-PGAAP operating income (loss) represents operating income (loss) exclusive of amortization of VOBA and intangible assets, net of tax and amortization of acquisition costs, net of tax associated with Novae’s balance sheet at October 2, 2017 (the “closing date” or “acquisition date”). The reconciliation of ex-PGAAP operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the Non-GAAP Financial Measures Reconciliation of this report.
We also present annualized ex-PGAAP operating ROACE which is derived from the ex-PGAAP operating income (loss) measure and is reconciled to the most comparable GAAP financial measures, annualized ROACE, respectively, in the Non-GAAP Financial Measures Reconciliation of this report.
We believe the presentation of ex-PGAAP operating income (loss) and annualized ex-PGAAP operating ROACE enables investors and other users of our financial information to better analyze the performance of our business.
Acquisition of Novae
On October 2, 2017, AXIS Capital acquired Novae. The Company identified VOBA which represents the present value of the expected underwriting profit within policies that were in-force at the closing date of the transaction. In addition, the allocation of the acquisition price to the assets acquired and liabilities assumed of Novae based on estimated fair values at the acquisition date, resulted in the write-off of the deferred acquisition cost asset on Novae’s balance sheet at the acquisition date as the value of policies in-force on that date are considered within VOBA.
Consequently, underwriting income (loss) in the three months and year ended December 31, 2018 included the recognition of premium attributable to Novae’s balance sheet at the acquisition date without the recognition of the associated acquisition costs.

64 Appendix 1

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2019 Annual Meeting Admission Ticket 2019 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited May 2, 2019 at 8:30 a.m. Local Time Pembroke, Bermuda Upon arrival, please present this admission ticket and photo identification at the registration desk. Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held on May 2, 2019: The Proxy Statement, the 2018 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2 018 are available at https://materials.proxyvote.com/G0692U. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AXS q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q AXIS Capital Holdings Limited + Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 2, 2019 Michael A. Butt and Conrad D. Brooks, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 2, 2019 or at any postponement or adjournment thereof. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting ItemsChange of Address — Please print new address below. Comments — Please print your comments below.+